Exhibit 10.10

Execution Version

SENIOR NOTES INDENTURE

Dated as of July 20, 2022

Among

GARDEN SPINCO CORPORATION
as Issuer

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

8.625% SENIOR NOTES DUE 2030

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-ii-

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Appendix A	Provisions Relating to Initial Notes and Additional Notes

Exhibit A	Form of Note
Exhibit B	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
Exhibit D	Form of 3M Guarantee Agreement

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SENIOR NOTES INDENTURE, dated as of July 20, 2022, among Garden SpinCo Corporation, a Delaware corporation (the “Issuer”), the Guarantors (as defined below) party hereto from time to time, and U.S. Bank Trust Company, National Association, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation and issue of $350,000,000 aggregate principal amount of 8.625% Senior Notes due 2030 (the “Initial Notes”);

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer, and (ii) to make this Indenture a valid agreement of the Issuer have been done;

WHEREAS, on the date hereof, (i) the Issuer has issued the Initial Notes to 3M Company, a Delaware corporation (“3M”), pursuant to the Separation Agreement, and immediately thereafter, 3M became the sole beneficial holder of the Initial Notes, and (ii) 3M, as the parent of the Issuer as of the Issue Date, has duly authorized, executed and delivered to the Trustee the parent guarantee agreement, substantially in the form of Exhibit D, dated as of the Issue Date (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “3M Guarantee Agreement”);

WHEREAS, on the settlement date of the Exchange (as defined below) (which is expected to occur on the Issue Date), 3M intends to transfer beneficial ownership of the Initial Notes to Goldman Sachs & Co. LLC, as selling securityholder (“Goldman Sachs”) in exchange for certain outstanding commercial paper issued by 3M (the “3M Commercial Paper”) to Goldman Sachs (such exchange, the “Exchange”), and immediately following the consummation of the Exchange, (x) Goldman Sachs intends to sell the Initial Notes received from 3M to certain third-party investors (through the facilities of DTC), pursuant to, and in accordance with, the Offering Memorandum and (y) 3M intends to deliver for cancellation the 3M Commercial Paper it receives pursuant to the Exchange; and

WHEREAS, on the Closing Date, pursuant to Section 10.01(b) hereof, the Company and each of the Company’s existing direct and indirect Domestic Subsidiaries that are Wholly Owned Restricted Subsidiaries that guarantee the obligations of the Issuer under the Senior Secured Credit Facilities shall duly authorize, execute and deliver the Closing Date Supplemental Indenture, to be dated as of the Closing Date, pursuant to which each of such Subsidiaries shall guarantee on a senior unsecured basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, all the Issuer’s obligations under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise, in each case subject to Article 10 hereof.

NOW, THEREFORE, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS

Section 1.01         Definitions.

“3M” has the meaning set forth in the recitals hereto.

“3M Guarantee” means 3M’s guarantee of the obligations under the Notes pursuant to the 3M Guarantee Agreement.

“3M Guarantee Agreement” has the meaning set forth in the recitals hereto.

“3M Commercial Paper” has the meaning set forth in the recitals hereto.

“Accounting Change” has the meaning set forth in the definition of “GAAP.”

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary, (2) Indebtedness assumed in connection with the acquisition of assets from such Person, or (3) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition; provided, however, that any Indebtedness of such acquired Person or in respect of such acquired assets that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Subsidiary of such Person or such assets in respect of such assumed debt are acquired shall not be considered to be Acquired Indebtedness.

“Additional Assets” means:

(1)           any property, plant, equipment or other asset (excluding working capital or current assets) used, usable or to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2)           the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)           Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary,

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent or Custodian.

“Applicable Premium” means, with respect to a Note on any redemption date, the greater of:

(1)           1.0% of the principal amount of such Note, and

(2)           the excess, if any, of (a) the present value as of such redemption date of (i) the redemption price of such Note on July 20, 2027 (such redemption price being set forth in Section 3.07(c)) plus (ii) all required interest payments due on such Note through July 20, 2027 (excluding accrued but unpaid interest to the redemption date), computed on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business or consistent with past practice), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)           a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2)        the disposition of cash or Cash Equivalents in the ordinary course of business or consistent with past practice;

(3)        a disposition of inventory, goods or other assets in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(4) a disposition of obsolete, worn-out, uneconomic, damaged, non-core or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company, no longer used or useful, or economically practicable to maintain, or in respect of which the Company determines in its reasonable judgment that such action or inaction is desirable);

(5)           any transaction permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(6)           an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary (other than a Receivables Entity) or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors or Senior Management;

(7)           for purposes of Section 4.16 only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition that is permitted pursuant to Section 4.08;

(8)        the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice;

(9)        sales of accounts receivable and related assets or an interest therein in connection with a Receivables Financing Transaction;

(10)      a disposition of trade payables in connection with a Supply Chain Financing in the ordinary course of business or consistent with past practice;

(11)      dispositions of Capital Stock, properties or assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than the greater of (x) $45.0 million and (y) 15.0% of Consolidated EBITDA;

(12)      the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(13)      dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(14)      the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by Section 4.09;

(15)     conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sublicenses, cross-licenses (including the provision of software under an open source license), leases or subleases of other property in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement, in each case which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(16)     any termination or settlement of Cash Management Obligations or Hedging Obligations permitted under the terms thereof;

(17)     any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Closing Date, including Sale/Leaseback Transactions and asset securitizations, not prohibited by this Indenture;

(18)     any issuance or disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(19)     sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding arrangements;

(20)     any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort, litigation or other claims of any kind;

(21)      (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) any exchange of like property on a tax-free basis pursuant to Section 1031 of the Code for use in a Similar Business;

(22)      foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets;

(23)     dispositions of non-core assets, in each case acquired in any acquisition or other Investment not prohibited by this Indenture, including such dispositions (x) made in order to obtain the approval of any antitrust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition or other Investment not prohibited by this Indenture or (y) which are being held for sale and not for the continued operation of the Company or any of the Restricted Subsidiaries or any of their respective businesses;

(24)      any disposition of (i) non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person, (ii) de minimis amounts of equipment provided to employees of the Company or any Subsidiary or (iii) samples, including time-limited evaluation software, provided to customer or prospective customers;

(25)      transfers of property or assets subject to Casualty Events upon receipt of the net proceeds of such Casualty Event; provided that any Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Available Cash of an Asset Disposition, and such Net Available Cash shall be applied in accordance with Section 4.16;

(26)      any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to clause (18)(b) of Section 4.08(b);

(27)      dispositions constituting any part of a Permitted Reorganization;

(28)      the settlement or early termination of any Permitted Bond Hedge or Permitted Warrant;

(29)      any disposition to effect the Transactions;

(30)      any Permitted Asset Swap; and

(31)      other dispositions in an amount not to exceed the greater of (x) $105.0 million and (y) 35.0% of Consolidated EBITDA.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock by (b) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of such payment; by (2) the sum of the amounts of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act as in effect on the Issue Date, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means:

(1)           with respect to a corporation, the board of directors or managers of the corporation or (other than for purposes of determining Change of Control) any duly authorized committee of the Board of Directors;

(2)        with respect to a partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and

(3)        with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and

(4)        with respect to any other Person, the board or committee of such Person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors, committee or governing body or members (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Issuer, the Company or any Parent Entity.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the location of the Corporate Trust Office of the Trustee are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options (including any Permitted Bond Hedge), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, all obligations of the Company and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect prior to December 15, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Indenture regardless of any change in GAAP on and following December 15, 2018 (in each case, that would otherwise require such obligation to be re-characterized as a Capitalized Lease Obligation).

“Cash Equivalents” means:

(1)        marketable direct obligations issued by, or unconditionally guaranteed by, the U.S. government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2)        certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any lender or by any commercial bank organized under the laws of the United States or any state thereof or any United States branch of a foreign bank, in each case having combined capital and surplus of not less than $500,000,000;

(3)        commercial paper of an issuer rated at least A-2 by S&P, P-2 by Moody’s or F2 by Fitch, or carrying an equivalent rating by a nationally recognized rating agency, if all of the three named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;

(4)        repurchase obligations of any lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the U.S. government;

(5)        securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated (i) in the case of any such state, commonwealth, territory, political subdivision or taxing authority, at least A by S&P, A by Moody’s or A by Fitch or (ii) in the case of a foreign government, at least BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch;

(6)        securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any lender or any commercial bank satisfying the requirements of clause (b) of this definition;

(7)        shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition;

(8)        money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA or Aaa, as applicable, by any two of S&P, Moody’s and Fitch and (iii) have portfolio assets of at least $5,000,000,000;

(9)        debt securities and marketable corporate securities of an issuer rated at least A-3 by S&P and P-3 by Moody’s for short-term ratings and A- by S&P and A3 by Moody’s for long-term ratings, or carrying an equivalent rating by a nationally recognized rating agency, with original maturities between 91 days and two years, in accordance with the Company’s approved and disclosed investment policy for cash management of the Company (excluding cash and cash equivalents that are “restricted” (in accordance with GAAP) on the consolidated balance sheet of the Company and its Subsidiaries); or

(10)      solely in respect of the ordinary course cash management activities of Foreign Subsidiaries, equivalents of the investments described in clauses (1) through (9) above denominated in foreign currencies and used by the Company for cash management purposes in the ordinary course of business consistent with past practice to the extent guaranteed, issued, accepted or offered by (x) any country in which such Foreign Subsidiary operates or is organized or (y) any commercial bank organized under the laws of the jurisdiction in which such Foreign Subsidiary operates or is organized, as applicable, in each case without regard to any minimum rating or capital requirement specified in clauses (1) through (9) above.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means any obligation of the Company or any of its Restricted Subsidiaries in respect of (i) cash netting, overdrafts and related liabilities that arise from treasury, depositary or cash pooling or management services including in connection with any automated clearing house transfers of funds or any similar transactions including in connection with deposit accounts, (ii) credit, debit, travel and expense, corporate purchasing and/or other purchasing cards issued to or for the benefit or account of the Company or any of its Restricted Subsidiaries or their respective employees and (iii) obligations in respect of any other services related, ancillary or complementary to the foregoing.

“Cash Pooling Agreement” means (a) any agreement by and among Company and/or any of its Restricted Subsidiaries, on the one hand, and one or more banks or similar financing institutions, on the other hand, together with any documents evidencing or governing any obligations relating thereto (including any guarantee agreements and security documents contemplated by or customary in connection with cash pooling agreements) or (b) any other cash pooling arrangement or agreement of the Company and/or any of its Restricted Subsidiaries in effect on the Issue Date, in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, in whole or in part, obligations (or adding Restricted Subsidiaries as additional parties or other Restricted Subsidiaries as guarantors thereunder) under any such agreement or any successor or replacement agreement and whether by the same or any other bank or similar financing institution or group of banks or similar financing institutions; provided that any such amendment, restatement, supplement or modification, extension, refinancing, replacement or other agreement is limited to the provision of a cash management system or systems for the Foreign Subsidiaries of the Company and will not create any Indebtedness, or Lien on the property, of the Company or any of its Restricted Subsidiaries for any other purpose. The Cash Pooling Agreements provide a cash management system for Restricted Subsidiaries of the Company, and obligations of Subsidiaries thereunder may be guaranteed by the Company and its Restricted Subsidiaries.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means:

(1)        prior to the consummation of the Distribution, 3M ceases to own, directly or indirectly, 100% of the Capital Stock of the Issuer;

(2)        any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, in a single transaction or, a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(3)        the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) other than to the Company or any of its Restricted Subsidiaries; or

(4)        the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

For the avoidance of doubt, for purposes of clause (2), (i) a merger or consolidation of a Subsidiary of the Company into another Subsidiary of the Company or (ii) a sale of a Subsidiary of the Company to another Person in a transaction permitted pursuant to the terms of this Indenture will not be deemed to be a Change of Control.

Notwithstanding the preceding or any provision of Rule 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock ordinarily entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the Board of Directors of such parent entity and (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

Notwithstanding the foregoing, the consummation of any of the Transactions shall not give rise to a Change of Control.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by a downgrade of the Notes within the Ratings Decline Period for such Change of Control by at least two of three Rating Agencies and, in each case, the rating of the Notes by the applicable Rating Agency on any day during such Ratings Decline Period is below the lower of the rating by such Rating Agency in effect by one or more gradations (including gradations within rating categories as well as between rating categories) (a) immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement) and (b) on the Issue Date. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within rating categories, namely + or - for Fitch, + or - for S&P and 1, 2, and 3 for Moody’s, and will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Charge” means any charge, fee, expense, expenditure, cost, loss, adjustment, accrual or reserve or any other deduction included in the calculation of Consolidated Net Income.

“Clean-Up Spin-Off” means the distribution by 3M following the consummation of the Equity Exchange Offer, if the Equity Exchange Offer is not fully subscribed, of the remaining shares of the Issuer common stock owned by 3M on a pro rata basis to 3M stockholders whose shares of 3M common stock remain outstanding after consummation of the Equity Exchange Offer.

“Closing” refers to the closing of the Merger.

“Closing Date” refers to the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means, with respect to any Person, any commodity future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is a party or beneficiary.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means Neogen Corporation, a Michigan corporation, or any successor obligor to its obligations under this Indenture pursuant to Article 5.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the Test Period to (y) Consolidated Interest Expense for the Test Period. In the event that the Company or any of its Restricted Subsidiaries Incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the applicable Test Period but prior to or simultaneously with the event for which the calculation of the Consolidated Coverage Ratio is made, then the Consolidated Coverage Ratio shall be calculated on a pro forma basis for such Incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable Test Period.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income of such Persons for such period, plus:

(1)        without duplication and, to the extent deducted (and not added back) (or, in the case of clauses (m)(ii), (s) and (ee), to the extent not included) in calculating Consolidated Net Income for such period, the sum of:

(a)        income tax expense;

(b)       interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, Charges and expenses associated with Indebtedness (including with respect to the Notes and the Senior Secured Credit Facilities);

(c)       depreciation and amortization expense and impairment Charges;

(d)       transaction fees, costs and expenses and other Charges incurred in connection with the consummation of the Transactions, the initial funding of the Senior Secured Credit Facilities and the issuance of the Notes and the consummation of the transactions contemplated hereunder on the Closing Date (including, if applicable, transaction bonuses, option exercise expense, warrant exercise expense, prepayment fees and other similar fees), including transaction expenses that are paid following the Closing Date;

(e)       transaction fees, costs and expenses and other charges (i) incurred in connection with acquisitions, Investments, dispositions, equity issuances, capital expenditures, prepayments of debt, reorganizations, changes to organizational documents, software, product and/or intellectual property development and/or any other transactions not prohibited by this Indenture (or the consummation of which would be conditioned on the amendment or refinancing of this Indenture) (whether successful or not), (ii) arising out of customer disputes and/or (iii) relating to the development or acquisition of distribution networks or sales channels;

(f)        extraordinary, unusual or non-recurring Charges;

(g)       all non-cash Charges (including, without limitation, (i) non-cash Charges related to customer acquisition cost amortization and (ii) non-cash Charges deducted as a result of any grant of stock or stock equivalents and other equity-based non-cash compensation expense) (in each case other than (x) any non-cash Charge representing an accrual for a cash payment to be made in a future period and (y) any non-cash Charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory);

(h)       fees, costs and expenses that have been or, without duplication, are required to be reimbursed by third parties (pursuant to indemnity or otherwise) (including, without limitation, expenses incurred with respect to liability or casualty events or business interruption that are covered by insurance);

(i)        directors’ fees, expense reimbursement payments and indemnification paid to (or for the benefit of) directors, in each case, to the extent permitted to be paid pursuant to this Indenture;

(j)        Charges resulting from the application of purchase accounting, recapitalization accounting or other similar acquisition accounting (including with respect to inventory, property and equipment, goodwill, intangible assets, deferred revenue, earn-out obligations and debt line items) in connection with the Transactions, any acquisition, permitted Investment or disposition;

(k)       fees, costs and expenses incurred under this Indenture or the Senior Secured Credit Facilities (including in connection with any amendment or other modification (or proposed amendment or modification) thereto) and fees, costs and expenses paid to any agent, lender, trustee or any other party under this Indenture or the Senior Secured Credit Facilities;

(l)        debt discount, debt issuance costs, prepayment expense and other Charges incurred in connection with the issuance of Indebtedness or other obligations or the amendment, prepayment or retirement of existing Indebtedness or other obligations (including any premiums or other expenses paid in connection with the early termination of an operating lease or other contractual obligation);

(m)       (i) Charges incurred with respect to liability or casualty events or business interruption and (ii) without duplication, cash proceeds of indemnities, business interruption or similar policies of insurance received or reasonably anticipated to be received by the Company or any of its Subsidiaries to the extent not already included in Consolidated Net Income;

(n)       any Charge attributable to any carveout, integration and new product initiatives;

(o)       any Charge attributable to business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or cost synergies; provided that the aggregate amount added back to Consolidated EBITDA in any four-fiscal quarter period pursuant to this clause (o) (together with the aggregate amount added back pursuant to clause (s)(ii) below for such four-fiscal quarter period with respect to transactions occurring after the Closing Date (other than any addbacks consistent with Regulation S-X of the Securities Act)) shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to any such addbacks and all other permitted addbacks and adjustments);

(p)       any Charge attributable to severance, signing and retention bonuses, recruiting and relocation Charges, other one-time compensation Charges, Charges in connection with facilities openings, pre-openings, closings, reconfigurations and/or consolidations;

(q)       Charges attributable to contract terminations, and systems and infrastructure costs;

(r)        any Charge attributable to the undertaking or implementation of restructurings (including any tax restructuring);

(s)       the amount of (i) pro forma “run rate” cost savings, operating expense reductions, other operating improvements and cost synergies related to the Transactions that are projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken within 24 months after the Closing Date, and (ii) pro forma “run rate” cost savings, operating expense reductions, other operational improvements and cost synergies related to any acquisitions or other investments, dispositions and other similar transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), restructurings, cost savings initiatives, cost reduction programs and other operational changes or initiatives (including new product initiatives), that are projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken within 24 months after such acquisition or other investment, disposition or other similar transaction, restructuring, cost savings initiative, cost reduction program or other operational change or initiative, in each case, net of any cost savings, operating expense reductions, other operational improvements and any synergies actually realized during such period (which adjustments shall continue to be included in Consolidated EBITDA for all applicable subsequent measurement periods)(such cost savings, the “Expected Cost Savings”); provided that the aggregate amount added back to Consolidated EBITDA in such four-fiscal quarter period pursuant to this clause (s)(ii) with respect to transactions occurring after the Closing Date (other than any addbacks consistent with Regulation S-X of the Securities Act), together with the aggregate amount added back to Consolidated EBITDA in any four-fiscal quarter period pursuant to clause (o), shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to any such addback and all other permitted addbacks and adjustments);

(t)        consulting fees in an aggregate amount for any four-fiscal quarter period not to exceed $7.5 million (for the avoidance of doubt, such limitation shall not limit any other addbacks otherwise permitted under this definition);

(u)       fees paid to ratings agencies;

(v)       Charges from (or incurred in connection with) discontinued operations, divested joint ventures and other divested investments;

(w)       fees, costs and expenses incurred, and cash payments made, in connection with the settlement of any litigation or claim involving the Company or any of its Subsidiaries;

(x)        fees, costs, expenses and settlements incurred in connection with taxes;

(y)       any gain (which shall be deducted from Consolidated EBITDA) or loss resulting in such period from non-speculative hedging transaction gains or losses;

(z)        (A) any gain (which shall be deducted from Consolidated EBITDA) or loss resulting in such period from currency translation or non-speculative foreign currency transaction or translation gains or losses or (B) any foreign currency-related gain or loss related to any intercompany transactions or loans;

(aa)     any Charge incidental to the Company’s (or any Parent Entity’s) status as a reporting company, including compliance costs, accounting fees, reporting fees, listing fees and other public company costs (“Public Company Costs”);

(bb)     Charges resulting from the convergence of accounting principles and methodologies;

(cc)     the excess of GAAP rent expenses over actual cash rent expenses paid during such period due to the use of straight line rent expenses for GAAP purposes;

(dd)     all taxes payable or reasonably estimated to be payable (including pursuant to a tax sharing arrangement or a tax distribution);

(ee)     without duplication, any other addbacks or adjustments reflected in any of the categories and/or of the types reflected in any quality of earnings report for the Company and/or any of its Subsidiaries (or any target entity) (whether delivered in connection with the Transactions or, subject to the proviso in clause (s)(ii) with respect to the addbacks or adjustments referred to therein, any transaction proposed to be consummated following the Closing Date);

(ff)       Charges relating to customary earnouts and similar obligations to the extent constituting Indebtedness;

(gg)     fees and the amount of loss or discount on the sale of accounts receivables and related assets in connection with a Receivables Financing Transaction;

(hh)     the amount of any cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA for any previous period and not added back;

(ii)       without duplication, any other adjustments, exclusions and add-backs included in the definition of “Consolidated EBITDA” under the Senior Secured Credit Facilities (as such term is defined on the Issue Date); and

(jj)       adjustments of the nature or type used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth in footnote 3 of “Summary—Summary Historical and Pro Forma Financial Information—Summary Unaudited Pro Forma Consolidated Financial Information of Neogen” contained in the Offering Memorandum; and

(2)       decreased, without duplication, to the extent taken into account in calculating Consolidated Net Income for such period, the sum of (a) interest income (to the extent not deducted in determining interest expense for such period) and (b) any non-cash income.

“Consolidated Interest Expense” means, for any period, total cash interest expense of the Company and its Restricted Subsidiaries for such period determined in accordance with GAAP (excluding, to the extent otherwise included in such interest expense, (i) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (iii) any expenses relating to the modification of Indebtedness, (iv) any expenses resulting from discounting of Indebtedness in connection with the application of recapitalization accounting or purchase accounting, (v) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (vi) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (vii) interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (viii) costs associated with incurring or terminating Hedging Obligations (including costs associated with breakage in respect of hedging for interest rates), (ix) any payments with respect to make whole premiums or other breakage costs of any indebtedness, (x) “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (xi) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (xii) expensing of bridge, arrangement, structuring, commitment or other financing fees, (xiii) commissions, discounts, yield, prepayment premiums or penalties (including any make-whole premiums), and other fees and charges (including any interest expense) incurred in connection with any indebtedness that is non-recourse to the Company and its Subsidiaries, (xiv)[Reserved], (xv) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or investment, (xvi) annual agency fees paid to any administrative agents and collateral agents or trustees (or similar agents) with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Notes, (xvii) any writeoff of unamortized debt issuance costs upon any prepayment of any Indebtedness, (xviii) fees and expenses associated with any investment permitted pursuant to this Indenture or any issuance of capital stock or Indebtedness permitted thereunder (or the consummation of which would be conditioned on the amendment or refinancing of this Indenture) (whether or not consummated), (xix) any fees, including upfront fees, and any other fees and expenses associated or paid in connection with the Senior Secured Credit Facilities, this Indenture, the Notes and the Note Guarantees or the consummation of the Transactions and (xx) any capitalized interest).

“Consolidated Net Income” means, for any period, the consolidated net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication:

(1)        [Reserved];

(2)        the income (or deficit) of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions;

(3)        solely for the purpose of determining the amount available for Restricted Payments under clause (C)(i) of Section 4.08(a), the undistributed earnings of any Restricted Subsidiary of the Company (other than a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under this Indenture or the Senior Secured Credit Facilities) or requirement of law applicable to such Restricted Subsidiary;

(4)        any goodwill or other asset impairment charges, write-offs or write-downs or amortization of intangibles;

(5)        any gain or charge attributable to any Asset Disposition (including asset retirement costs or sales or issuances of Capital Stock) outside the ordinary course of business (as determined in good faith by such Person);

(6)        (i) any unrealized or realized net foreign currency transactional gains or charges impacting net income (including currency re-measurements of Indebtedness, any net gains or charges resulting from Hedging Obligations for currency exchange risk associated with the above or any other currency related risk, any transactional gains or charges relating to assets and liabilities denominated in a currency other than a functional currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or charge in respect of (x) any obligation under any Hedging Obligations as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (iii) unrealized gains or losses in respect of any Hedging Obligations;

(7)        any net income or charge (less all fees and expenses related thereto) attributable to (i) the early extinguishment or cancellation of Indebtedness or (ii) any derivative transaction under a Hedging Obligation;

(8)        non-cash expenses resulting from any employee benefit or management compensation plan or grant of stock and stock options or other equity and equity-based interests to future, existing or former directors, officers, employees, contractors, consultants or advisors (or their respective Immediate Family Members) of the Company or any Restricted Subsidiary or Parent Entity pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options prior to the Closing Date) or the treatment of such options or other equity and equity-based interests under variable plan accounting;

(9)        [Reserved];

(10)         any (i) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) amortization of intangible assets and (iii) other amortization (including amortization of goodwill, software, deferred or capitalized financing fees, debt issuance costs, commissions and expenses and other intangible assets);

(11)      fees, costs and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any issuance of debt or equity, any Asset Disposition, any casualty event or any amendments or waivers of this Indenture or the documents governing the Senior Secured Credit Facilities, and refinancing, refunding, renewals or extensions permitted hereunder in connection therewith, in each case, whether or not consummated;

(12)      non-cash compensation charges and/or any other non-cash charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest) or the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest or similar arrangement or the vesting of any warrant);

(13)      the effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to the Notes or the Senior Secured Credit Facilities or any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(14)      (a) at the election of the Company with respect to any quarterly period, the cumulative effect (including charges, accruals, expenses and reserves) of a change in law, regulation or accounting principles and changes as a result of the adoption, implementation or modification of accounting policies, including the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Company to apply IFRS or other Accounting Changes) and (b) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clause (a), as reasonably determined by the Company;

(15)      (a) accruals and reserves, contingent liabilities and any non-cash gains or losses on the settlement of any pre-existing contractual or non-contractual relationships that are established or adjusted as a result of changes as a result of the adoption or modification of accounting policies during such period and (b) accruals, reserves and other Charges that are established or adjusted, in each case within 24 months of the subject transaction, as a result of the Transactions or any acquisition, investment, asset disposition, write down or write off (including the related tax benefit) in accordance with GAAP;

(16)      income or expense related to changes in the fair value of contingent liability in connection with earn-out obligations and similar liabilities in connection with any acquisition or Investments permitted under this Indenture; and

(17)      any extraordinary, exceptional, unusual or nonrecurring gains or losses.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from liability, casualty or business interruption insurance, reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Indenture or any other expense or charge to the extent such other expense or charge is paid by a third party that is not a Restricted Subsidiary on behalf of the Issuer or a Restricted Subsidiary and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Secured Debt” means, at any date of determination, (x) the aggregate principal amount of Consolidated Total Debt as of such date plus (y) the Reserved Indebtedness Amount as of such date, in each case, that is secured by a Lien.

“Consolidated Total Debt” means, at any date of determination, the aggregate principal amount of debt of the Company and its Restricted Subsidiaries at such date in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, consisting of (i) Indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds (excluding surety bonds), debentures or similar instruments (other than an operating lease, synthetic lease or similar arrangement), (iii) purchase money indebtedness and (iv) Capitalized Lease Obligations. For the avoidance of doubt, Consolidated Total Debt shall exclude Indebtedness in respect of any Receivables Financing Transaction.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds: (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Convertible Notes” means Indebtedness of the Company that is convertible into Common Stock of the Company and/or cash based on the value of such Common Stock and/or Indebtedness of a Subsidiary of the Company that is exchangeable for Common Stock of the Company and/or cash based on the value of such Common Stock.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02, and for purposes of Agent services such office shall also mean the office or agency of the Trustee located initially at the same address, or such other address as to which the Trustee may give notice to the Holders and the Company.

“Currency Agreement” means, with respect to any Person, any foreign exchange future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is a party or a beneficiary.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Facility” means one or more debt facilities (including, without limitation, the Senior Secured Credit Facilities) or commercial paper facilities with banks or other commercial or institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not in one or multiple facilities, with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee, whether provided under the original Senior Secured Credit Facilities or any other credit or other agreement or indenture, and irrespective of any changes in the terms and conditions thereof, the borrower(s) thereunder or the guarantors thereof) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). For the avoidance of doubt, the term “Debt Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” means, with respect to a Person, any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the Fair Market Value thereof, together with the basis of such valuation, which designation may be made at or after the time of the applicable Asset Disposition. The Fair Market Value of any Designated Non-cash Consideration shall be deemed to be reduced by the amount of any cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)           matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)           is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)           is mandatorily redeemable or must be purchased at the option of the holder upon the occurrence of certain events or otherwise, in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with Section 4.15 and Section 4.16 and such repurchase or redemption complies with Section 4.08; and provided, further, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disregarded Entity” means any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.

“Distribution” means the distribution by 3M, pursuant to the Separation Agreement, of 100% of the Issuer’s common stock, whether by way of distributing all of the shares of the Issuer’s common stock to 3M’s stockholders without consideration on a pro rata basis or an Equity Exchange Offer (if necessary, followed by any Clean-Up Spin-Off).

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of the United States or any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Equity Exchange Offer” means an exchange offer whereby 3M offers to its stockholders the ability to exchange all or a portion of their shares of 3M common stock for shares of the Issuer’s common stock, which shares of the Issuer’s common stock will be immediately converted into the right to receive the Company’s common stock.

“Equity Offering” means a private or public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock other than (1) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary, (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control or (4) any such public or private sale that constitutes an Excluded Contribution.

“Euro” and “€” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union as of the Issue Date.

“Exchange” has the meaning set forth in the recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds or Fair Market Value of property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock) of the Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as an Excluded Contribution pursuant to an Officer’s Certificate. Excluded Contributions will be excluded from the calculation set forth in clause (C) of Section 4.08(a).

“Excluded Subsidiary” means (i) any Foreign Subsidiary, (ii) any Receivables Entity, (iii) any Foreign Holding Company, (iv) any Domestic Subsidiary that is a Subsidiary of a CFC or a Foreign Holding Company, (v) any Subsidiary that is prohibited by applicable law existing at the Merger Effective Time or by contractual obligation existing at the Merger Effective Time or at the time of the formation or acquisition by the Company (or any of its Subsidiaries) of such Subsidiary (including pursuant to Indebtedness permitted to be incurred hereunder as assumed Indebtedness if the terms of such Indebtedness prohibit such Subsidiary from guaranteeing the Obligations) (so long as such contractual obligation is not entered into in contemplation of such formation or acquisition) from providing a guarantee for so long as such prohibition exists, or if such guarantee would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained, it being understood that the Company shall have no obligation to obtain any such consent, approval, license or authorization) and (vi) any Subsidiary that is a not-for-profit organization, broker dealer or captive insurance subsidiary; provided that, notwithstanding anything herein to the contrary, in no event shall the Issuer be an Excluded Subsidiary.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management in good faith.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Foreign Holding Company” means any (i) Subsidiary, whose only material assets consist of cash, Cash Equivalents and/or the Capital Stock (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes (as determined by the Issuer)) of one or more Foreign Subsidiaries and/or intercompany loans, indebtedness or receivables owed by any one or more other Foreign Holding Companies, and (ii) Disregarded Entity, all or substantially all of the assets of which consist of the Capital Stock of one or more Subsidiaries described in part (i) of this definition.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as from time to time; provided that, (a) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of “Capitalized Lease Obligation” and (b) any calculation or determination in this Indenture that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter.

At any time after the Closing Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give written notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. All references to an accounting rule, regulation, standard, principal, term or measure, as applicable, in this Indenture (x) with respect to GAAP shall be deemed to refer to the equivalent rule, regulation, standard, principal, term or measure with respect to IFRS (if applicable) and (y) with respect to IFRS shall be deemed to refer to the equivalent rule, regulation, standard, principal, term or measure with respect to GAAP (if applicable).

If the Company notifies the Trustee following the effectiveness of any applicable change in GAAP or IFRS, as applicable, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”) that the Company requests an amendment to any provision hereof to eliminate the effect of such Accounting Change or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then such provision shall be interpreted on the basis of GAAP or IFRS, as applicable, as in effect and applied immediately before such Accounting Change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Goldman Sachs” has the meaning set forth in the recitals hereto.

“Government Securities” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business or consistent with past practice), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, provided that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) as of the Closing Date, the Company and each Restricted Subsidiary of the Company (other than the Issuer) that executes and delivers the Closing Date Supplemental Indenture and (ii) after the Closing Date, the Company and each Restricted Subsidiary that provides a Note Guarantee; provided that upon release or discharge of the Company or such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, the Company or such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly contractually subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement. For the avoidance of doubt, any agreements or arrangements related to a Permitted Bond Hedge or a Permitted Warrant shall not constitute a Hedging Obligation.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books, which shall initially be the nominee of DTC.

“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)        the principal of indebtedness of such Person for borrowed money;

(2)        the principal component of all obligations of such Person to pay the deferred purchase price of property or services (other than (x) any such obligations incurred in the ordinary course of such Person’s business maturing less than one year from the creation thereof and (y) any trade payables or similar obligations, including accrued expenses owed, to a trade creditor), including any earnout obligations or similar deferred or contingent purchase price obligations of such Person incurred or created in connection with any acquisition, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(3)        the principal of obligations of such Person evidenced by bonds (excluding surety bonds), debentures, notes or other similar instruments (other than an operating lease, synthetic lease or similar arrangement);

(4)        the principal of indebtedness created or arising under any conditional sale or other title retention agreement (other than an operating lease) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(5)        the principal component of all Capitalized Lease Obligations of such Person;

(6)        the principal component of all obligations of such Person, contingent or otherwise, as an account party under acceptances, surety bonds or similar arrangements (other than obligations arising out of endorsements of instruments for deposit or collection in the ordinary course of business or consistent with past practice);

(7)        the principal component of all unpaid reimbursement obligations of such Person in respect of drawings under letters of credit and surety bonds and the face amount of all letters of credit issued for the account of such Person (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(8)        the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person in respect of obligations of the kind referred to in clauses (1) through (7) above;

(9)        without limitation of the foregoing, the principal component of all obligations of the kind referred to in clauses (1) through (8) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of any such obligation shall be deemed to be the lesser of the face principal amount thereof and the Fair Market Value of the property subject to such Lien;

(10)      the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends); and

(11)      the principal component of all obligations of such Person in respect of Hedging Obligations; provided that, for purposes of Section 4.09 and clause (4) of Section 6.01(a), the amount of “Indebtedness” included with respect to any such Hedging Obligations shall be based on the net termination value thereof;

with respect to clauses (1) through (6) (other than letters of credit), in each case to the extent such obligations would appear as a liability on the consolidated balance sheet of such Person in accordance with GAAP; provided that, in the case of clauses (5) through (10), such obligations shall constitute “Indebtedness” solely for the purposes of determining compliance with Section 4.09, the definition of “Permitted Liens” and clause (4) of Section 6.01(a).

Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(1)        Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(2)        Cash Management Obligations;

(3)        accrued expenses and royalties;

(4)        overdrafts by the Company and its Restricted Subsidiaries in the ordinary course of business in connection with cash management (and not working capital) and trade letter of credit with a maturity of less than 180 days issued in the ordinary course of business;

(5)        money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness; provided that such money is held to secure the payment of such interest;

(6)        any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect prior to December 15, 2018, Sale/Leaseback Transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(7)        obligations under any license, permit or other approval (or Guarantees (not for borrowed money) given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice;

(8)        in connection with the purchase by the Company or any Restricted Subsidiary of any business, any deferred or prepaid revenue or post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(9)        any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(10)      Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP; and

(11)      amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Article 5.

The amount of Indebtedness of any Person at any time in the case of a revolving Debt Facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall (i) be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt—Debt with Conversion and Other Options). Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Senior Notes Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the recitals hereto, substantially in the form of Exhibit A attached hereto.

“Interest Payment Date” means January 20 and July 20 of each year to the stated maturity of the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate future or forward, swap or option, cap, collar or other agreement or arrangement designed to protect against fluctuations in interest rates and any other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers or contractors in the ordinary course of business or consistent with past practice, (ii) any debt or extension of credit represented by a bank deposit (other than a time deposit), (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (exclusive of any roll-over or extensions of terms)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)        Hedging Obligations entered into in the ordinary course of business or consistent with past practice and in compliance with this Indenture;

(2)        endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice; and

(3)        an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of Section 4.08 and Section 4.13:

(1)        Investment will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate Investment in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2)        any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)        if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than (w) Baa3 (or the equivalent) by Moody’s, (x) BBB- (or the equivalent) by S&P, or (y) BBB- (or the equivalent) by Fitch, or (z) any other equivalent rating by any Rating Agency.

“Issue Date” means July 20, 2022.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or sale/leaseback, or any other agreement to sell or give a security interest in respect of such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control) in or of any assets, business or Person, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment, (4) any asset sale or disposition and (5) any transaction entered into in connection with a transaction described in the foregoing clauses.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of the Company’s Common Stock that are issued and outstanding on the date of the relevant Restricted Payment and listed on Nasdaq (or, if the primary listing of such Common Stock is on another exchange, on such other exchange) multiplied by (ii) the arithmetic mean of the closing price per share of such Common Stock as reported by Nasdaq (or, if the primary listing of such Common Stock is on another exchange, on such other exchange) for each of the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Merger” means the merger of Nova RMT Sub, Inc. with and into Issuer, with the Issuer surviving the merger as a wholly owned subsidiary of the Company, as contemplated by the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 13, 2021, by and among 3M, the Company, the Issuer and Nova RMT Sub, Inc. (as it may be amended from time to time).

“Merger Effective Time” means from and after the consummation of the Merger.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise (other than interest) and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)           all legal, accounting, consulting, investment banking, survey costs, title and recording tax expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, commissions and other fees and expenses (including brokerage and sales commissions and relocation expenses) Incurred as a result thereof;

(2)           all federal, state, provincial, foreign and local taxes paid or required to be paid or accrued as a liability under GAAP (including transfer taxes, deed or mortgage recording taxes and estimated taxes payable in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing agreements) Incurred as a consequence of such Asset Disposition;

(3)        all payments made on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets or (y) which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or which is by applicable law to be repaid out of the proceeds from such Asset Disposition;

(4)        all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(5)        all costs associated with unwinding any related Hedging Obligations in connection with such transaction;

(6)        the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

(7)        any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction; and

(8)        the amount of any liabilities (other than Indebtedness in respect of the Senior Secured Credit Facilities and the Notes) directly associated with such asset being sold and retained by the Company or any of its Restricted Subsidiaries.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and expenses and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Debt (including, without duplication, any Reserved Indebtedness Amount) as of such date less Netted Cash as of such date, to (y) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the applicable Test Period.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Netted Cash” means, at any date of determination, the aggregate amount of all cash and Cash Equivalents that are not “restricted” in accordance with GAAP (but including the aggregate amount of cash and Cash Equivalents restricted in favor of any Debt Facilities) of the Company and its Restricted Subsidiaries as of such date.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Issuer’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued pursuant to this Indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated July 6, 2022 related to the offer and sale of the Initial Notes.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer.

“Officer” means the Chair of the Board of Directors, any Manager or Director, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary, or any other officer designated by any such individuals of the Issuer, the Company or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed by any Officer of the Company or the Issuer, as the case may be.

“Opinion of Counsel” means a written opinion from legal counsel (which opinion may be subject to customary assumptions and exclusions) who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent Entity” means any direct or indirect parent of the Company which holds directly or indirectly 100.0% of the equity interests of the Company (other than director qualifying shares) and which does not hold Capital Stock in any other Person (except for any other Parent Entity).

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Issuer, or the Note Guarantees, in the case of any Guarantor (without giving effect to collateral arrangements).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.16.

“Permitted Bond Hedge” means any net-settled call options or capped call options referencing the Company’s Common Stock purchased by the Company in connection with the issuance of convertible or exchangeable debt securities by the Company or any Restricted Subsidiary to hedge the Company’s or such Restricted Subsidiary’s obligations to deliver Common Stock and/or pay cash under such Indebtedness, which call options are either “capped” or are purchased concurrently with the sale by the Company of a call option or options in respect of its Common Stock, in either case on terms that are customary for “call spread” transactions entered in connection with the issuance of convertible or exchangeable debt securities.

“Permitted Holders” means (a) the Section 16 Officers and (b) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) which includes and is under the general direction of any Section 16 Officer; provided that, without giving effect to the existence of such group or any other group, the Persons described in clause (a), collectively, beneficially own Voting Stock representing more than 50% of the total voting power of the Voting Stock of the Company held by such group.

“Permitted Investment” means (in each case, by the Company or any of the Restricted Subsidiaries):

(1)           any Investment in the Company or a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) (other than a Receivables Entity);

(2)           any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary); or

(b)          such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)           Investments in cash and Cash Equivalents;

(4)        Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)        Investments in payroll, travel, entertainment, relocation, moving related and similar advances to officers, directors, managers, employees and consultants in the ordinary course of business or consistent with past practice;

(6)        loans or advances to employees of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practices in an aggregate amount not to exceed the greater of (x) $15.0 million and (y) 5.0% of Consolidated EBITDA at any one time outstanding (without giving effect to the forgiveness of any such loan);

(7)       any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)        in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable

(b)        received in settlements, compromises or resolutions of (i) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary or consistent with past practice, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (ii) litigation, arbitration or other disputes with such issuer;

(c)        in satisfaction of judgments against other Persons; or

(d)       as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)           Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.16;

(9)           Investments in existence on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Closing Date or binding commitment in effect on the Closing Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in- kind securities) or (b) as otherwise permitted under this Indenture;

(10)         Hedging Obligations Incurred in compliance with Section 4.09;

(11)         (a) Guarantees of Indebtedness issued in accordance with Section 4.09 and Section 4.11 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice and (b) performance guarantees and Contingent Obligations with respect to obligations that are not prohibited by this Indenture;

(12)         Investments made with the proceeds from any Asset Disposition that are applied pursuant to clauses (3) or (4) of Section 4.16(b);

(13)         Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Receivables Financing Transaction permitted pursuant to this Indenture; provided, however, that any Investment in a Receivables Entity by the Company or a Restricted Subsidiary is in the form of a Purchase Money Note or a contribution of additional Receivables;

(14)         Investments consisting of earnest money deposits in connection with an Investment permitted by this Indenture;

(15)      Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business, (b) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice;

(16)      Investments in joint ventures, Similar Businesses or Unrestricted Subsidiaries in an aggregate amount outstanding at the time of each such Investment not to exceed the greater of (x) $120.0 million and (y) 40.0% of Consolidated EBITDA outstanding at the time of such Investment (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 4.08 of any amounts applied pursuant to clause (C) of Section 4.08(a)) with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(17)      Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (17), in an aggregate amount outstanding at the time of each such Investment not to exceed the greater of (x) $120.0 million and (y) 40.0% of Consolidated EBITDA outstanding at the time of such Investment (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 4.08 of any amounts applied pursuant to clause (C) of Section 4.08(a)) with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(18)      deposit accounts and securities accounts maintained in the ordinary course of business or consistent with past practice, and to the extent constituting an Investment, Cash Management Obligations and Cash Pooling Agreements;

(19)      contributions to a “rabbi” trust for the benefit of any employee, director, officer, manager, contractor, consultant, advisor or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company, and Investments relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice;

(20)      Investments in the Notes or any other Indebtedness of the Company or any Restricted Subsidiary permitted to be Incurred pursuant to this Indenture;

(21)      any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity or any Unrestricted Subsidiary as consideration;

(22)      any transaction to the extent constituting an Investment that is permitted by and made in accordance with Section 4.14(b) (except those described in clauses (1)(a), (2), (7), (8), (9) and (24) thereof);

(23)      Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment and similar assets or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property or other intangibles or services in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons and any other Investments made in connection therewith;

(24)      guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(25)      Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(26)      Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practices;

(27)      Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(28)      non-cash Investments in connection with tax planning and reorganization activities;

(29)      Investments in connection with the Transactions; and

(30)      any Investment, so long as immediately after giving effect to such Investment, the Net Leverage Ratio on the date of the making of such Investment is less than or equal to 3.25 to 1.00.

“Permitted Liens” means, with respect to any Person:

(1)           (a) Liens securing Indebtedness and other obligations permitted to be Incurred under clause (1) of Section 4.09(b), including any letter of credit facility related thereto, related Hedging Obligations and related banking services or cash management obligations, (b) Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and such other obligations of the Company referred to in clause (a), and (c) Liens securing Cash Management Obligations, including Cash Pooling Agreements, and other cash management services in the ordinary course of business or consistent with past practice;

(2)        pledges or deposits by such Person under workers’ compensation laws, social security, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or for the payment of rent or deposits in respect of letters of intent or purchase agreements, in each case Incurred in the ordinary course of business or consistent with past practice;

(3)        Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens;

(4)        Liens for taxes, assessments or other governmental charges not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings, provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)        Liens in favor of issuers of surety or trade contracts, performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice; provided, however, that such letters of credit do not constitute Indebtedness;

(6)        encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)        Liens securing Hedging Obligations that are Incurred in the ordinary course of business or consistent with past practice (and not for speculative purposes);

(8)        leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)        judgment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to such litigation;

(10)      Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business or consistent with past practice; provided that:

(a)       the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved and any fees, premiums, costs and expenses related to such Incurrence; and

(b)       such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property, assets affixed or appurtenant thereto, improvements and accessions thereof and the proceeds from the sale, disposition or casualty event thereof;

(11)      Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(12)      Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(13)      Liens existing on the Closing Date (other than Liens permitted under clause (1));

(14)      Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)      Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)      Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17)      Liens securing the Notes and the Note Guarantees (if applicable);

(18)      Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17), this clause (18) and clauses (23) and (24) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus assets affixed or appurtenant thereto, improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)      any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)      Liens in favor of the Company or any Restricted Subsidiary;

(21)      (a) Liens on assets owned by Foreign Subsidiaries of the Company and (b) Liens on assets of a Non-Guarantor Restricted Subsidiary securing Indebtedness and other Obligations of any Non-Guarantor Restricted Subsidiary;

(22)      Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Receivables Financing Transaction, including Liens granted on any Qualified Receivables Account in favor of the financial institution counterparty to the Receivables Financing Transaction;

(23)      Liens securing Indebtedness in an aggregate principal amount which, when taken together with the principal amount of any outstanding Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured pursuant to this clause (23), will not exceed the greater of (x) $150.0 million and (y) 50.0% of Consolidated EBITDA;

(24)      Liens securing Indebtedness; provided that on a pro forma basis for the Incurrence of such Indebtedness and the application of the proceeds therefrom, the Secured Net Leverage Ratio would not exceed 3.50 to 1.00 (or, to the extent Incurred in connection with any acquisition or Investment not prohibited by this Indenture, the greater of (x) 3.50 to 1.00 and (y) the Secured Net Leverage Ratio immediately prior to giving effect to such Incurrence);

(25)      Liens in favor or customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice;

(26)      Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(27)      Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(28)      Liens on Capital Stock or assets to be sold pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary in connection with any Asset Disposition or disposition of assets not constituting an Asset Disposition, in each case permitted by the terms of this Indenture, pending the closing of such sale or disposition;

(29)      Liens relating to future escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose; and

(30)      Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Liens” to which such Permitted Lien has been classified or reclassified.

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Guarantees of the Notes, taken as a whole, are not materially impaired and (b) the Company shall not change its jurisdiction of organization or formation in connection therewith to a jurisdiction outside of the United States.

“Permitted Warrant” means any call option in respect of the Company’s Common Stock sold by the Company concurrently with any Permitted Bond Hedge, which call option permits settlement in cash at the option of the Company.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“pro forma basis” (and the making of any “pro forma adjustment”) means, with respect to any determination of the Net Leverage Ratio, the Secured Net Leverage Ratio, the Consolidated Coverage Ratio, Consolidated EBITDA or Consolidated Net Income (including component definitions thereof), that each Specified Transaction shall be deemed to have occurred as of the first day of the Test Period with respect to any test or covenant for which such calculation is being made and that:

(a)        (i) in the case of (A) any disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Company or any Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Specified Transaction,” income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated EBITDA;”

(b)        any Expected Cost Savings shall be calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated EBITDA;”

(c)        any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness Incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(d)        any Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any capital lease shall be deemed to accrue at an interest rate determined by an Officer of the Company in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, any interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Company.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Receivables Financing Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Account” means any bank account, lock box or other deposit account of the Company or any Restricted Subsidiary that is maintained primarily for the purpose of receiving collections of transferred Receivables or other amounts owing with respect to Receivables subject to a Receivables Financing Transaction.

“Rating Agency” means (1) each of S&P, Moody’s and Fitch or (2) if S&P, Moody’s or Fitch shall not make a rating on the Notes publicly available, a “nationally recognized statistical rating agency” (as defined in Section 3(a)(62) of the Exchange Act) or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for any or all of S&P, Moody’s or Fitch, as the case may be.

“Ratings Decline Period” means, with respect to any Change of Control, the period that (1) begins on the earlier of (a) the date of the first public announcement of the occurrence of such Change of Control or of the intention by the Company or a stockholder of the Company, as applicable, to effect such Change of Control or (b) the occurrence of such Change of Control and (2) ends on the 60th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as the rating of the Notes, as noted by the applicable rating agency, is under publicly announced consideration for downgrade by the applicable rating agency.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined. For purposes of this Indenture, assets related to Receivables may include (A) any collateral for transferred Receivables (other than any interest in goods the sale of which gave rise to such Receivables) and any agreements supporting or securing payment of transferred Receivables, (B) any service contracts or other agreements associated with such Receivables and records relating to such Receivables, (C) any Qualified Receivables Account and (D) proceeds of all of the foregoing.

“Receivables Entity” means a Wholly Owned Restricted Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Senior Management as a Receivables Entity:

(1)           no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)           is Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)           is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)           subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)           with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Receivables Financing Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business or consistent with past practice in connection with servicing Receivables; and

(3)           to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any such designation by the Senior Management shall be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Receivables Financing Transaction or other similar arrangement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Receivables Financing Transaction or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Financing Transactions” means (a) any sale by the Company or a Restricted Subsidiary of Receivables and related assets to a Receivables Entity intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon the collectability of the Receivables sold and the corresponding sale or pledge of such Receivables and related assets (or an interest therein) by the Receivables Entity, in each case without any guarantee of the collectability of such Receivables by the Company or any Restricted Subsidiary thereof (other than by such Receivables Entity); and (b) (i) any sale by the Company or a Restricted Subsidiary of Receivables and related assets under a factoring agreement that is intended to be (and which shall be treated for the purposes hereof as) a true sale transaction with customary limited recourse based upon collectability of the Receivables sold, without any guarantee by the Company and any other Restricted Subsidiary thereof of the collectability of such Receivables and (ii) any sale or financing by any Foreign Subsidiary to or with local buyers or lenders of Receivables and related assets in the ordinary course of business or consistent with past practice, in each case without any guarantee by the Company or any Domestic Subsidiary.

“Record Date” for the interest payable on any applicable Interest Payment Date means January 5 or July 5 (whether or not a Business Day) preceding such Interest Payment Date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend, in whole or in part (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning), any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (or any combination thereof) (including additional Indebtedness Incurred to pay premiums (including tender premiums), dividends (in the case of Disqualified Stock, or Preferred Stock issued by Restricted Subsidiaries), defeasance and discharge costs, accrued interest, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with any such refinancing) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)           (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)           the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)           such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, Indebtedness Incurred to pay premiums (including tender premiums), dividends (in the case of Disqualified Stock, or Preferred Stock issued by Restricted Subsidiaries), defeasance and discharge costs, accrued interest underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with any such refinancing);

(4)           if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms, taken as a whole, at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)           Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Restricted Subsidiary that refinances Indebtedness of the Issuer or a Guarantor.

Refinancing Indebtedness in respect of any Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Indebtedness.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. Unless otherwise indicated, when used herein, the term “Restricted Subsidiary” shall refer to a Restricted Subsidiary of the Company.

“S&P” means S&P Global Ratings, a business unit of S&P Global Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“Screened Affiliate” means any Affiliate of a Holder (a) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (b) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (c) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (d) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Officer” means any officer of the Company that would be an “officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act as in effect on the Issue Date.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien, other than Indebtedness with respect to Cash Management Obligations.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Debt as of such date less Netted Cash as of such date to (y) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the applicable Test Period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Management” means the Chief Executive Officer or the Chief Financial Officer of the Company or the Issuer.

“Senior Secured Credit Facilities” means the Credit Agreement, dated as of June 30, 2022, by and among the Issuer, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including, in each case, increasing the amount loaned thereunder; provided that such additional Indebtedness is Incurred in accordance with Section 4.09).

“Separation Agreement” means that certain Separation and Distribution Agreement, dated as of December 13, 2021, by and among 3M, the Issuer and the Company (as it may be amended from time to time).

“Short Derivative Instrument” means a Derivative Instrument, (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as of the Issue Date.

“Similar Business” means (a) any business, services or activities conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions), (b) any business, services or activities that are similar, complementary, reasonably related, incidental or ancillary thereto, or are extensions or developments of any thereof and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Specified Transaction” means, with respect to any period, any merger, Investment, disposition, restructuring, integration, insourcing initiative, cost savings initiative, new initiative, business optimization activities, cost rationalization programs and/or similar initiatives or programs, Incurrence, assumption or repayment of Indebtedness, Restricted Payment or designation of a Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary or other event that by the terms of this Indenture requires such test or covenant to be calculated on a “pro forma basis.”

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in Receivables Financing Transactions.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to its terms.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means any Guarantor that is a Restricted Subsidiary of the Company.

“Supply Chain Financing” means any agreement under which any bank, financial institution or other person may from time to time provide any financial accommodation to the Company or any Restricted Subsidiary in connection with trade payables of the Company or any Restricted Subsidiary, in each case issued for the benefit of any such bank, financial institution or such other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of the Company or any Restricted Subsidiaries.

“Test Period” means, with respect to any determination date, the period of the most recent four consecutive fiscal quarters ending prior to such determination date for which internal financial statements of the Company are available.

“Transactions” refers to the transactions contemplated by the Merger Agreement, the Separation Agreement and the other Transaction Documents (as defined in the Merger Agreement) (including, without limitation, the sale of certain assets directly from certain of 3M’s Subsidiaries to the Company or to its Subsidiaries in connection therewith), including, for the avoidance of doubt, the issuance of the Notes, the entry into the Senior Secured Credit Facilities and the initial borrowings thereunder, and all related and ancillary steps in connection therewith, and the payment of fees and expenses relating to the foregoing.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means as of any redemption date of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to July 20, 2027; provided, however, that if the period from the redemption date to July 20, 2027 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 20, 2027 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means U.S. Bank Trust Company, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as from time to time in effect.

“Unrestricted Subsidiary” means:

(1)   any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors or Senior Management pursuant to this Indenture; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

“U.S.” means the United States of America.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Restricted Subsidiary.

Section 1.02         Other Definitions.

Term	Defined in Section

“3M Guarantee Release Condition”	10.01(a)
“3M Guarantee Release Date”	10.01(a)
“Acceptable Commitment”	4.16(b)
“Additional Notes”	2.14(a)
“Additional Notes Special Mandatory Redemption”	2.14(a)
“Agent Members”	2.1(c) of Appendix A
“Affiliate Transaction”	4.14(a)
“Alternate Offer”	4.15(a)
“Applicable Premium Deficit”	3.05(c)
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Disposition Offer”	4.16(d)

Term	Defined in Section

“Asset Disposition Offer Amount”	4.16(f)
“Asset Disposition Offer Period”	4.16(f)
“Asset Disposition Purchase Date”	4.16(f)
“Authentication Order”	2.02
“Change of Control Offer”	4.15(a)
“Change of Control Payment”	4.15(a)
“Change of Control Payment Date”	4.15(a)
“Clearstream”	1.1(a) of Appendix A
“Closing Date Supplemental Indenture”	10.01(b)
“Covenant Defeasance”	8.03(a)
“Declined Excess Proceeds”	4.16(e)
“Definitive Notes Legend”	2.2(e) of Appendix A
“Designation”	4.13(a)
“Directing Holder”	6.01(b)
“Distribution Compliance Period”	1.1(a) of Appendix A
“ERISA Legend”	2.2(e) of Appendix A
“Euroclear”	1.1(a) of Appendix A
“Event of Default”	6.01(a)
“Excess Proceeds”	4.16(c)
“Foreign Disposition” `	4.16(c)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.2(e) of Appendix A
“Guaranteed Obligations”	10.01(c)
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“Increased Amount”	4.10(c)
“Initial Default”	6.01(f)
“Initial Lien”	4.10(a)
“LCT Election”	1.04
“LCT Test Date”	1.04
“Legal Defeasance”	8.02(a)
“Note Register”	2.03(a)
“Noteholder Direction”	6.01(b)
“Paying Agent”	2.03(a)
“Position Representation”	6.01(b)
“QIB”	1.1(a) of Appendix A
“Reclassifiable Covenants”	1.04
“Reclassifiable Item”	1.04
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Reinstatement Date”	4.17(c)
“Reserved Indebtedness Amount”	1.04
“Restricted Payment”	4.08(a)
“Restricted Notes Legend”	2.2(e) of Appendix A
“Revocation”	4.13(c)
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A

Term	Defined in Section

“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Successor Entity”	5.01(a)
“Successor Guarantor”	5.01(c)
“Suspended Covenants”	4.17(a)
“Suspension Date”	4.17(a)
“Suspension Period”	4.17(c)
“Trust Indenture Act”	12.01
“Unrestricted Global Note”	1.1(a) of Appendix A
“U.S. person”	1.1(a) of Appendix A
“Verification Covenant”	6.01(b)

Section 1.03         Rules of Construction.

Unless the context otherwise requires:

(1)           a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and words in the plural include the singular;

(5)           provisions apply to successive events and transactions;

(6)           any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(7)           the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(8)           “including” means including without limitation;

(9)           references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(10)         references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;

(11)         all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the U.S.; and

(12)         the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include facsimile, PDF or electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format except for facsimile and PDF unless expressly agreed to by the Trustee pursuant to reasonable procedures approved by the Trustee.

Section 1.04         Limited Condition Transactions and Certain Financial Calculations.

When calculating the availability under any basket, test or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including Restricted Payments, Investments, the incurrence of Indebtedness or Liens and repayments), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket, test or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreement for such Limited Condition Transaction is entered into, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including Restricted Payments, Investments, the incurrence of Indebtedness or Liens and repayments) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including Restricted Payments, Investments, the incurrence of Indebtedness or Liens and repayments).

For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction, including any incurrence of Indebtedness related thereto (any such Indebtedness, the “Reserved Indebtedness Amount”).

In addition, for purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test and/or the amount of Consolidated EBITDA or Consolidated Net Income, such financial ratio, financial test or amount shall, subject to the immediately preceding two paragraphs, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred, any Restricted Payment is made or any other transaction is undertaken in reliance on a ratio basket based on the Consolidated Coverage Ratio, the Net Leverage Ratio, or the Secured Net Leverage Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance, Restricted Payment or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Consolidated Coverage Ratio, the Net Leverage Ratio or the Secured Net Leverage Ratio, and including, for purposes of the determination of ratio-based amounts under clause (24) of the definition of “Permitted Liens,” any Incurrences of Indebtedness under clause (1) of Section 4.09(b)) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred, each Restricted Payment that is made and each other transaction undertaken will be deemed to have been incurred, issued, made or taken first, to the extent available, pursuant to the relevant ratio-based test.

Notwithstanding anything to the contrary herein, but subject to the preceding paragraphs under this caption and the last paragraph of the definition of “pro forma basis,” all financial ratios and tests (including the Secured Net Leverage Ratio, the Net Leverage Ratio, the Consolidated Coverage Ratio and the amount of Consolidated Net Income and Consolidated EBITDA contained in this Indenture that are calculated with respect to any applicable Test Period during which any Specified Transaction occurs) shall be calculated with respect to such applicable Test Period and such Specified Transaction on a pro forma basis. Further, if since the beginning of any such applicable Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Specified Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such applicable Test Period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a pro forma basis for such applicable Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period.

For purposes of determining compliance with Section 4.09 or Section 4.10 or the definition of “Permitted Liens,” if any Indebtedness, Preferred Stock, Disqualified Stock or Lien is created or Incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing or replacement, such percentage of Consolidated EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness, Preferred Stock, Disqualified Stock or other obligation does not exceed the sum of (x) the amount sufficient to repay the principal amount of such Indebtedness, Preferred Stock, Disqualified Stock or other obligation being refinanced or replaced, (y) the amount necessary to pay premiums (including tender premiums), dividends (in the case of Disqualified Stock, or Preferred Stock issued by Restricted Subsidiaries), defeasance and discharge costs, accrued interest, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing or replacement and (z) additional amounts permitted to be Incurred under Section 4.09 (it being understood that any such additional amounts thereunder will be deemed to be Incurred under such other basket(s) under such covenant as so permitted). For purposes of determining compliance at any time with Section 4.08, Section 4.09 and Section 4.10 and the related definitions of “Permitted Investment” and “Permitted Liens” (such covenants and related definitions collectively, the “Reclassifiable Covenants”) in the event that any Indebtedness, Lien, Restricted Payment, Investment, Asset Disposition and/or Affiliate Transactions or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of the Reclassifiable Covenants (other than clause (1)(a) of Section 4.09(b) and the Liens securing Indebtedness Incurred thereunder pursuant to clause (1)(a) of the definition of “Permitted Liens”) (each of the foregoing, a “Reclassifiable Item”), the Company, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such covenant and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 4.06 following the initial Incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been Incurred or made in reliance on any “ratio-based” basket or exception, such Reclassifiable Item shall automatically be reclassified as having been Incurred or made under the applicable provisions of such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of such “ratio-based” basket or exception, as applicable). It is understood and agreed that any Reclassifiable Item need not be permitted solely by reference to one clause, exception or category under the Reclassifiable Covenants, as applicable, but may instead be permitted in part under any combination thereof or under any other available exception under this Indenture.

Section 1.05         Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Issuer and the Guarantors, if made in the manner provided in this Section 1.05. To the extent that it is necessary for the Trustee to determine whether any Person is a beneficial owner, the Trustee shall make such determination based on a certification of such Person (on which the Trustee may conclusively rely) setting forth in satisfactory detail the principal balance and Note certificate owned and any intermediaries through which such Note certificate is held. The Trustee shall also be entitled to rely conclusively on information it receives from DTC or other applicable Depositary, its direct participants and the indirect participating brokerage firms for such participants with respect to the identity for a beneficial owner. The Trustee shall not be deemed to have actual or constructive knowledge of the books and records of DTC or its participants.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)           The ownership of Notes shall be proved by the Note Register.

(d)           Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e)           The Issuer may, but is not required to, set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders; provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to any applicable deadline by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable deadline to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.02.

(f)            The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy as permitted in Section 6.06. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable deadline by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable deadline to be given to the Issuer and to each Holder in the manner set forth in Section 12.02.

(g)           Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h)           Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i)            The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable deadline.

ARTICLE 2

THE NOTES

Section 2.01         Form and Dating; Terms.

(a)           Provisions relating to the Initial Notes, Additional Notes, and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. However, to the extent that any provision of Appendix A conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)           The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Disposition Offer as provided in Section 4.16 or a Change of Control Offer as provided in Section 4.15, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3 and the Notes.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer pursuant to Section 2.14.

Section 2.02         Execution and Authentication.

(a)           At least one Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b)           A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c)           On the Issue Date, the Trustee shall, upon receipt of a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d)           The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.

(e)           The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer of the Issuer (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $350,000,000, (ii) subject to the terms of this Indenture, Additional Notes, (iii) any other Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture and (iv) Notes pursuant to Sections 2.06, 2.07, 2.10, 3.06, 4.15, 4.16 and 9.05 in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or other Unrestricted Global Notes.

Section 2.03         Registrar and Paying Agent.

(a)           The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

(b)           The Issuer initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

(c)           The Company will be responsible for making all calculations called for under this Indenture and the Notes, including but not limited to determination of redemption price, premium, if any, and any additional amounts or other amounts payable on the Notes. Absent manifest error, the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification.

Section 2.04         Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05         Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06         Transfer and Exchange.

(a)           The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b)           To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c)           No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange (other than pursuant to Section 2.07), but the Issuer may require Holders to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.15, 4.16 and 9.04).

(d)           All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)           Neither the Issuer nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 10 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer or an Asset Disposition Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g)           Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h)           At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail or deliver in accordance with the Applicable Procedures, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i)            All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Section 2.07         Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss, claim, cost or liability that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.08         Outstanding Notes.

(a)           The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided that Notes held by the Company or a Subsidiary of the Company will not be deemed to be outstanding for purposes of Section 3.07(b).

(b)           If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c)           If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d)           If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09         Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10         Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11         Cancellation.

The Issuer or the Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of all cancelled Notes shall, upon the written request of the Issuer, be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12         Defaulted Interest.

(a)           If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At any time prior to the related payment date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or deliver by electronic transmission in accordance with the Applicable Procedures, or cause to be mailed or delivered by electronic transmission in accordance with the Applicable Procedures to each Holder, a notice that states the special record date, the related payment date and the amount of such interest to be paid. Notwithstanding the foregoing, any interest which is paid prior to the expiration of the 30-day period set forth in Section 6.01(a)(1) shall be paid to Holders as of the Record Date for the Interest Payment Date for which interest has not been paid.

(b)           Subject to Section 2.12(a) and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13         CUSIP and ISIN Numbers

The Issuer in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee may use CUSIP or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

Section 2.14         Additional Notes

(a)           From time to time, subject to the Issuer’s compliance with Section 4.09, the Issuer is permitted to issue additional Notes (the “Additional Notes”), which shall have terms substantially identical to the Initial Notes, except in respect of any of the following terms, which shall be set forth in an Officer’s Certificate supplied to the Trustee:

(1)           the aggregate principal amount of such Additional Notes;

(2)           the date or dates on which such Additional Notes will be issued;

(3)           the price at which the Additional Notes will be issued;

(4)           the first interest payment date and the first date from which interest will accrue on the Additional Notes;

(5)           the date or dates and price or prices at which, the period or periods within which, and the terms and conditions upon which, such Additional Notes may be redeemed, in whole or in part pursuant to any special mandatory redemption using amounts released from any escrow account into which proceeds of the issuance of such Additional Notes are deposited pending consummation of any acquisition, Investment, refinancing or other transaction (such redemption, an “Additional Notes Special Mandatory Redemption”);

(6)           the provisions relating to the escrow of all or a portion of the proceeds of such Additional Notes and the granting of Liens described in clause (29) of the definition of “Permitted Liens” in favor of the Trustee solely for the benefit of the Trustee and the Holders of such Additional Notes (and not, for the avoidance of doubt, for the benefit of the Holders of any other Notes), together with all necessary authorizations for the Trustee to enter into such arrangements; provided that, for so long as the proceeds of such Additional Notes are in escrow, such Additional Notes shall benefit only from such Liens and shall not be subject to any intercreditor agreement; and

(7)           the ISIN, Common Code, CUSIP or other securities identification numbers with respect to such Additional Notes, and the relevant clearing systems.

(b)           Additional Notes may be designated to be of the same series as any other series of Notes, but only if they have terms substantially identical in all material respects to such other series, and shall be deemed to form one series with such other series (it being understood that any Additional Notes that are substantially identical in all material respects to any other series of Notes but for being subject to an Additional Notes Special Mandatory Redemption shall be deemed to be substantially identical to such series of Notes only following the date on which any such Special Mandatory Redemption provision ceases to apply). If any Additional Notes are not fungible with the other series of Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate CUSIP number and ISIN from the other series of Notes.

ARTICLE 3

REDEMPTION

Section 3.01         Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be mailed or sent or caused to be mailed or sent to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate setting forth (1) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed, (4) the redemption price, if then ascertainable (and if not then ascertainable, the manner of calculation thereof), and (5) any condition precedent to such redemption pursuant to Section 3.07; provided that no Opinion of Counsel shall be required in connection with the delivery of such notice of redemption or redemption.

Section 3.02         Selection of Notes to Be Redeemed.

(a)           If less than all of the Notes are to be redeemed pursuant to Section 3.07 at any time, the Notes to be redeemed shall be selected in accordance with the Applicable Procedures, and if the Notes are not held through DTC or DTC prescribes no method of selection, the Trustee will select by lot, on a pro rata basis or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, by the Trustee from the then outstanding Notes not previously called for redemption.

(b)           The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or whole number multiples of $1,000; provided that no Notes of $2,000 in principal amount or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

(c)           After the redemption date, upon surrender of a Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note, representing the same Indebtedness to the extent not redeemed, shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption). In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.

Section 3.03         Notice of Redemption.

(a)           The Issuer shall mail or deliver by electronic transmission in accordance with the Applicable Procedures, or cause to be mailed (or delivered by electronic transmission in accordance with the Applicable Procedures) notices of redemption of Notes not less than 10 days but not more than 60 days before the redemption date to each Holder (with a copy to the Trustee) whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the Applicable Procedures, except that redemption notices may be mailed or delivered more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11.

(b)           The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:

(1)           the redemption date;

(2)           the redemption price, including the portion thereof representing any accrued and unpaid interest; or if not then ascertainable, the manner of calculation thereof;

(3)           if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4)           the name and address of the Paying Agent;

(5)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)           that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)           the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)           that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes;

(9)           if applicable, any condition to such redemption; and

(10)         if applicable, that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(c)           At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice, together with the notice to be given, setting forth the information to be stated in such notice as provided in Section 3.03(b).

(d)           Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the consummation of a transaction or event (including an Equity Offering, an incurrence of Indebtedness, a Change of Control Triggering Event or other transaction or event) and any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent (including the consummation of an Equity Offering, an incurrence of Indebtedness, a Change of Control Triggering Event or other transaction or event). In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed. If any such condition precedent has not been satisfied, the Issuer shall provide notice to the Trustee and each Holder prior to the close of business two Business Days prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded and the redemption of the Notes shall not occur. If requested by the Issuer, upon receipt of the rescission notice, the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given if such notice was delivered by the Trustee.

Section 3.04         Effect of Notice of Redemption.

Once notice of redemption is mailed or delivered in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the applicable redemption price. The notice, if mailed or delivered by electronic transmission in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 3.05         Deposit of Redemption Price.

(a)           No later than 11:00 a.m. (New York City time) on the redemption date (or such later time on such date as consistent with the Applicable Procedures to which the Trustee may reasonably agree), the Issuer shall deposit, or cause to be deposited, with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that date. If funds for such purpose are on deposit, the Paying Agent shall promptly send or mail to each Holder whose Notes are to be redeemed the applicable redemption price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b)           If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, to, but excluding, the redemption date in respect of such Note will be paid on such redemption date to the Person in whose name such Note is registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

(c)           Upon any redemption that requires the payment of the Applicable Premium (including, without limitation, in connection with the Issuer’s exercise of its Legal Defeasance option or Covenant Defeasance option as set forth in Article 8 or the discharge of the Issuer’s obligations under this Indenture in accordance with Article 11), the amount deposited with the Trustee shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

Section 3.06         Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07         Optional Redemption.

(a)           Except pursuant to this Section 3.07, the Notes shall not be redeemable at the Issuer’s option.

(b)           At any time prior to July 20, 2027, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice mailed or otherwise delivered to each Holder (with a copy to the Trustee) in accordance with the procedures of DTC at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

(c)           At any time on and after July 20, 2027, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ notice mailed or otherwise delivered to each Holder (with a copy to the Trustee) in accordance with the applicable procedures of DTC, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on July 20 of each of the years indicated below:

Year	Percentage
2027	102.156%
2028	102.156%
2029 and thereafter	100.000%

(d)           Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(e)           Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, an Alternate Offer or an Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and the Issuer or a third party in lieu of the Issuer purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice (except that such notice may be delivered or mailed more than 60 days prior to the redemption date or purchase date if the notice is subject to one or more conditions precedent as described in the foregoing paragraph), given not more than 30 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon to, but excluding, the date of such redemption.

Section 3.08         Mandatory Redemption; Open Market Purchases.

Except as set forth in the relevant Note, the Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Issuer or its affiliates may from time to time acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

ARTICLE 4

COVENANTS

Section 4.01         Payment of Notes.

(a)           The Issuer will pay, or cause to be paid, the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 11:00 a.m. (New York City time), on the due date money deposited, or caused to be deposited, by the Issuer in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due.

(b)           The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02         Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and the Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that the Trustee shall not be considered an agent for service of legal process on the Issuer or any Guarantor.

The Issuer may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03         Taxes.

From and after the Closing Date, the Issuer shall pay, and shall cause each of the Guarantors to pay, prior to delinquency, all material taxes, assessments and governmental levies except (a) such as are being contested in good faith and by appropriate negotiations or proceedings or (b) where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.04         Stay, Extension and Usury Laws.

Each of the Issuer and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuer and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.05         Organizational Existence.

Subject to Article 5, from and after the Closing Date, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of itself, the Issuer and each of the Subsidiary Guarantors, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Guarantor; provided that the Company shall not be required to preserve any such corporate, partnership, limited liability company or other existence of itself, the Issuer and any of the Subsidiary Guarantors, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Guarantors, taken as a whole. For the avoidance of doubt, the Issuer and the Guarantors will be permitted to change their organizational form, subject to Article 5.

Section 4.06         Reports and Other Information.

(a)           Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to the rules and regulations promulgated by the SEC, from and after the Closing Date, the Company will furnish to the Trustee and make available to Holders and prospective purchasers of the Notes in the manner described in the following paragraph, within the time periods (including any grace period or extension permitted by the SEC) specified in the SEC’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations):

(1)           all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2)           all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” section; and

(3)           all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports.

(b)           Notwithstanding Section 4.06(a), if the Company is not then subject to the reporting requirements of the Exchange Act, (i) such reports (A) shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307, 308 or 308T of Regulation S-K promulgated by the SEC (or any successor provision), (B) shall not be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any non-GAAP financial measures contained therein (or any successor provision), (C) shall not be required to contain any separate financial information contemplated by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X promulgated by the SEC (or any successor provision), (D) shall not be required to comply with Items 402, 405, 406, 407 and 601 of Regulation S-K promulgated by the SEC (or any successor provision), (E) shall not be required to contain segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280) or earnings per share information, (F) shall not be required to contain information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (G) shall not be required to contain any purchase accounting adjustments related to any transactions permitted under this Indenture to the extent it is not practicable to include any such adjustments in the financial statements, (H) shall not be required to contain any exhibits (including any financial statements that would be required to be filed as an exhibit) and (I) shall not be required to comply with rules or regulations promulgated by the SEC concerning Extensible Business Reporting Language (XBRL), (ii) no such information and reports referenced under clause (3) above shall be required to be furnished if the Company determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations or financial position of Company and its Restricted Subsidiaries, taken as a whole and (iii) trade secrets and other information that would cause competitive harm to the Company and its Restricted Subsidiaries may be excluded from disclosures.

(c)           In addition, to the extent not satisfied by the information required to be furnished pursuant to the preceding paragraph, for so long as any Notes are outstanding, and constitute “restricted securities” under Rule 144 under the Securities Act, the Issuer agrees that, in order to render such Notes eligible for resale pursuant to Rule 144A, it will furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act unless the Company furnishes such information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(d)           The requirements set forth in Sections 4.06(a) and 4.06(b) may be satisfied by the Company, in its sole discretion, (i) filing the required reports with the SEC, (ii) posting the required reports on its website or (iii) delivering such information to the Trustee and posting copies of such information on any website (which may be password-protected and nonpublic, and may be maintained by the Company or a third party) to which access will be given to Holders, securities analysts and bona fide prospective purchasers of the Notes, in each case at the Company’s expense and in each case, who agrees to treat such information as confidential or accesses such information on such password-protected website that will require a confidentiality acknowledgment.

(e)           So long as any Notes are outstanding, the Company will also: (1) at any time after the Company releases its earnings for any annual or quarterly period, but in no event later than 10 Business Days after furnishing the financial information required by Section 4.06(a)(1) and (2) above, hold a conference call to discuss such financial information and the results of operations for the relevant reporting period (which conference call may, at the option of the Company or such Parent Entity, be the same conference call that the Company’s stockholders and/or equity research analysts are invited to); and (2) issue a press release or otherwise announce (which announcement may be made available on the nonpublic website referred to in clause (iii) of the immediately preceding paragraph) no fewer than three Business Days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing noteholders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Company to obtain such information.

(f)            If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the annual and quarterly financial information required by this Section 4.06 shall include a reasonably detailed presentation, as determined in good faith by Senior Management, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s discussion and analysis of financial condition and results of operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of any Unrestricted Subsidiaries.

(g)           The Company may satisfy its obligations under this Section 4.06 with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that, if such Parent Entity is not a Guarantor, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(h)           Notwithstanding anything to the contrary set forth above, if the Company or any Parent Entity has furnished the Holders of Notes the reports described in Section 4.06(a) and Section 4.06(c) or held conference calls with respect to the Company or any Parent Entity in accordance with Section 4.06(e), the Company shall be deemed to be in compliance with the provisions of this Section 4.06.

(i)            The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no responsibility or liability for the filing, timeliness or content of any such report, information or other document. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

Section 4.07         Compliance Certificate.

(a)           The Company will deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Closing Date, an Officer’s Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and be continuing, describing all such Defaults of which he or she may have knowledge and what action the Company is taking or propose to take with respect thereto).

(b)           When any Default has occurred and is continuing under this Indenture, or if the Trustee gives any notice or takes any other action with respect to a claimed Default, the Company will, within 30 days following the date on which the Company becomes aware of such Default, receives notice of such Default or becomes aware of such action, as applicable, send to the Trustee an Officer’s Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereof.

Section 4.08         Limitation on Restricted Payments.

(a)           From and after the Closing Date, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)           declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(A)         dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Stock) of the Company; and

(B)          dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)           purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary;

(3)           make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(A)          Indebtedness of the Issuer owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Issuer or any other Guarantor permitted under clause (5) of Section 4.09(b); or

(B)          the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations of any Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)           make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) of this Section 4.08(a) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A)          no Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(B)          other than in the case of a Restricted Payment under clause (4) above, immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.09(a); and

(C)          the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Closing Date (including Restricted Payments permitted by clauses (3) and (6) of Section 4.08(b) but excluding Restricted Payments permitted by all other clauses of Section 4.08(b)) would not exceed the sum of (without duplication):

(i)              50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter in which the Closing Date occurs to and including the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, an amount equal to zero); plus

(ii)             100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Closing Date (including the aggregate principal amount of any Indebtedness of the Company or a Restricted Subsidiary contributed to the Company or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Company or a Restricted Subsidiary through consolidation or merger subsequent to the Closing Date, other than:

(x)       Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination;

(y)       Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied in accordance with Section 4.08(b)(7)(A); and

(z)       Excluded Contributions; plus

(iii)            the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)            the amount equal to the net reduction in Restricted Investments and received in respect of Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x)       repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser that is not an Affiliate, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments), and the amount of any cancellation of any Guarantee or other contingent obligation constituting a Restricted Investment; or

(y)       the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”), which amount in each case under this clause (iv) was previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income; plus

(v)             the greater of (x) $75.0 million and (y) 25.0% of Consolidated EBITDA.

(b)           The provisions of Section 4.08(a) will not prohibit:

(1)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of Section 4.08(a);

(2)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations of a Guarantor, so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to Section 4.09 and constitute Refinancing Indebtedness;

(3)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.09 and constitutes Refinancing Indebtedness;

(4)           the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control Triggering Event in accordance with provisions similar to Section 4.15 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.16; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)           any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.16;

(6)           dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.08 or the redemption of Indebtedness within 60 days after giving notice of redemption thereof if, at the date of such redemption notice, such redemption would have complied with this Section 4.08;

(7)           the purchase, redemption or other acquisition (including by cancellation of Indebtedness), cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any Parent Entity of the Company held by any future, existing or former directors, officers, employees, contractors, consultants or advisors (or their respective Immediate Family Members) of the Company or any Subsidiary or Parent Entity of the Company, in each case in connection with a stock option or stock purchase plan or agreement, management equity plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, including any Capital Stock rolled over, accelerated or paid out by or to any director, officer, employee, contractor, consultant or advisor (or their respective Immediate Family Members) of the Company or any of its Subsidiaries or any Parent Entity in connection with any transaction, or upon their death, disability or termination; provided that such redemptions, repurchases or other acquisitions pursuant to this clause will not exceed the greater of (x) $15.0 million and (y) 5.0% of Consolidated EBITDA in the aggregate in any fiscal year; provided, further, that any amount not so made as a Restricted Payment in the fiscal year for which it is permitted may be carried over to be made as a Restricted Payment in subsequent fiscal years, so long as the aggregate amount of all Restricted Payments made in reliance on this clause (7) in any fiscal year does not exceed the greater of (x) $30.0 million and (y) 10.0% of Consolidated EBITDA, although such amounts in any fiscal year may be increased by an amount not to exceed:

(A)          the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the Net Cash Proceeds from the sale of Capital Stock of any Parent Entity, in each case to future, existing or former directors, officers, employees, contractors, consultants or advisors (or their respective Immediate Family Members) of the Company, or any of its Subsidiaries or Parent Entities that occurs after the Closing Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C) of Section 4.08(a); plus

(B)          the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Company) after the Closing Date;

(C)          the amount of any cash bonuses otherwise payable to future, present or former directors, officers, employees, contractors, consultants or advisors (or their respective Immediate Family Members) of the Company, or any of its Subsidiaries or Parent Entities that are foregone in exchange for the receipt of Capital Stock of the Company or any Parent Entity pursuant to any compensation arrangement, including any deferred compensation plan; less

(D)          the amount of any Restricted Payments made since the Issue Date with the Net Cash Proceeds described in clauses (A), (B) and (C) of this clause (7);

(8)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9)           repurchases of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or a portion of the exercise price thereof;

(10)         the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries or Indebtedness owed to the Company or a Restricted Subsidiary by an Unrestricted Subsidiary (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and/or Cash Equivalents);

(11)         any payment of cash by the Company in respect of fractional shares of the Company’s Capital Stock upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;

(12)         any payment of cash by the Company or any Subsidiary issuer to a holder of Convertible Notes upon conversion or exchange of such Convertible Notes, which cash payment is made at the election of the Company or such Subsidiary and does not exceed an amount equal to the principal amount of the Convertible Notes that are converted or exchanged and any accrued interest paid thereon;

(13)         the purchase of any Permitted Bond Hedge;

(14)         any redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness or Guarantor Subordinated Indebtedness in an aggregate amount not to exceed the greater of (x) $45.0 million and (y) 15.0% of Consolidated EBITDA in the aggregate;

(15)         any Restricted Payment, so long as immediately after giving effect to such Restricted Payment, the Net Leverage Ratio is equal to or less than 3.00 to 1.00 on a pro forma basis;

(16)         Restricted Payments in an aggregate amount outstanding at the time made not to exceed the greater of (x) $90.0 million and (y) 30.0% of Consolidated EBITDA at such time;

(17)         Restricted Payments in an aggregate amount in any fiscal year not to exceed an amount equal to 1.0% of the Market Capitalization; provided that at least one class of the Company’s Common Stock has been listed on Nasdaq (or, if the primary listing of such Common Stock is on another exchange, on such other exchange) for 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment;

(18)         Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of Net Cash Proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets were financed with Excluded Contributions;

(19)         distributions or payments of Receivables Fees, sales contributions and other transfers of Receivables and purchases of Receivables, in each case in connection with a Receivables Financing Transaction or other similar arrangement permitted by this Indenture;

(20)         Restricted Payments constituting any part of a Permitted Reorganization;

(21)         any Restricted Payments in respect of required withholding or similar non-U.S. taxes with respect to any future, existing or former directors, officers, employees, contractors, consultants or advisors (or their respective Immediate Family Members) of the Company or any Subsidiary or Parent Entity of the Company and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards;

(22)         any Restricted Payment made in connection with the Transactions and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, or used to fund amounts owed to Affiliates in connection with the Transactions;

(23)         payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Article 5;

(24)         Restricted Payments in an aggregate amount not to exceed an amount equal to the Declined Excess Proceeds; and

(25)         Restricted Payments to the extent necessary to permit any Parent Entity:

(A)          to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to future, existing or former directors, officers, employees, contractors, consultants or advisors (or their respective Immediate Family Members) of any Parent Entity) and franchise fees and taxes and similar fees, taxes and expenses required to maintain the organizational existence of such Parent Entity, in each case, which are reasonable and customary or incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by future, existing or former directors, officers, employees, contractors, consultants or advisors (or their respective Immediate Family Members) of any Parent Entity, in each case, to the extent attributable to the ownership or operations of Parent Entity or its Subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Entity other than the Company or its Subsidiaries);

(B)          for each taxable year during which the Company is a member of a group filing a consolidated, combined, unitary or similar return with a Parent Entity, to pay the consolidated, combined, unitary or similar income tax liabilities of such Parent Entity to the extent attributable to the income of the Company and its Subsidiaries that are members of such group, in an amount not to exceed the amount of such tax that would have been payable by the Company and such Subsidiaries for such taxable year if they were filing a separate consolidated, combined, unitary or similar tax return with the Company as the parent, taking into account any net operating loss or other attribute carry-overs not previously taken into account (but, for the avoidance of doubt, only to the extent eligible to be taken into account);

(C)          to pay audit and other accounting and reporting expenses of such Parent Entity to the extent attributable to any Parent Entity (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any Subsidiary of any Parent Entity other than the Company or its Subsidiaries);

(D)          for the payment of insurance premiums to the extent attributable to any Parent Entity (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any Subsidiary thereof other than the Company or its Subsidiaries);

(E)           to pay (x) fees and expenses related to debt or equity offerings, Investments or acquisitions (whether or not consummated) and (y) after the consummation of an initial public offering, costs of Public Company Costs; and

(F)           to finance any Investment permitted under this Section 4.08 or the definition of “Permitted Investment” (provided that (x) any Restricted Payment under this subclause (F) shall be made substantially concurrently with the closing of such Investment and (y) the Parent Entity shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Company or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one or more of its Subsidiaries, in order to consummate such Investment or in compliance with the applicable requirements of the applicable provisions of this Section 4.08 or the definition of “Permitted Investment” as if undertaken as a direct Investment by the Company or the relevant Restricted Subsidiary);

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (7), (14), (15), (16) and (17), no Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom).

(c)           The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

(d)           For purposes of determining compliance with this Section 4.08, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments permitted in Section 4.08(b), or is permitted pursuant to Section 4.08(a) and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 4.08, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”

(e)           To the extent any cash or any other property (other than Capital Stock of the Company which is not Disqualified Stock) is distributed by the Company or any of its Restricted Subsidiaries upon the conversion or exchange of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Company, (1) any amount of such cash or property that exceeds the principal amount of the Indebtedness that is converted or exchanged and any accrued interest paid thereon (and only such excess amount) shall be deemed to be a Restricted Payment described in clause (2) of Section 4.08(a) and (2) the amount of such cash or property up to an amount equal to the principal amount of the Indebtedness that is converted or exchanged and any accrued interest paid thereon shall be deemed to be a Restricted Payment described in clause (3) of Section 4.08(a) if such Indebtedness is a Subordinated Obligation or Guarantor Subordinated Obligation. If the Company or any of its Restricted Subsidiaries repurchases any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Company in the open market at a price in excess of the principal amount of such Indebtedness and any accrued interest thereon, such excess amount (and only such excess amount) shall be deemed to be a Restricted Payment described in clause (2) of Section 4.08(a).

(f)            If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.

(g)           For the avoidance of doubt, this Section 4.08 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of any Parent Entity, the Company or any of the Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.09         Limitation on Indebtedness.

(a)           From and after the Closing Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof and after giving effect thereto on a pro forma basis (after giving effect to the application of the proceeds of such Incurrence) either (x) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would have been at least 2.00 to 1.00 or (y) the Net Leverage Ratio of the Company and its Restricted Subsidiaries would have been equal to or less than 4.50 to 1.00, in each case as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the Test Period; provided, further, that Non-Guarantor Restricted Subsidiaries may not Incur Indebtedness (including Acquired Indebtedness) pursuant to this Section 4.09(a) if, after giving pro forma effect to such Incurrence (including the application of the proceeds therefrom), more than an aggregate of the greater of (a) $90.0 million and (b) 30.0% of Consolidated EBITDA of the Company at the time of Incurrence of Indebtedness of Non-Guarantor Restricted Subsidiaries would be outstanding pursuant to this Section 4.09(a).

(b)           The provisions of Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1)           Indebtedness of the Company or any Restricted Subsidiary Incurred under one or more Debt Facilities (including Indebtedness outstanding under the Senior Secured Credit Facilities on the Closing Date) and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate amount outstanding at any one time not to exceed (a) $800.0 million, plus (b) the greater of (i) $300.0 million and (ii) 100.0% of Consolidated EBITDA, plus (c) an additional amount such that on a pro forma basis (after giving effect to the application of the proceeds of such Incurrence), the Secured Net Leverage Ratio is less than or equal to 3.50 to 1.00 (assuming, for purposes of the calculation of the Secured Net Leverage Ratio, that any unsecured Indebtedness Incurred under this clause (1) is treated as Secured Indebtedness);

(2)           Indebtedness represented by the Notes (including any related Note Guarantee), other than any Additional Notes and Note Guarantees in respect of such Additional Notes;

(3)           Indebtedness of the Company and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (1), (2), (4), (5), (6), (8), (12), (14) and (17) of this Section 4.09(b));

(4)           Guarantees by (a) the Issuer or any Guarantor of Indebtedness permitted to be Incurred by the Issuer or any Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, to the same extent as the Subordinated Obligation or Guarantor Subordinated Obligation, as applicable and (b) Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by any Restricted Subsidiary in accordance with the provisions of this Indenture;

(5)           Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, that for purposes of this clause (5): (A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity); and (B) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity), shall be deemed, in each case under this clause (5), to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, as of the time of such issuance or transfer;

(6)           Disqualified Stock or Preferred Stock of a Restricted Subsidiary held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, (A) any subsequent issuance or transfer of Capital Stock or any other event which results in such Disqualified Stock or Preferred Stock being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity) and (B) any sale or other transfer of any such Disqualified Stock or Preferred Stock to a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity), shall be deemed, in each case under this clause (6), to constitute an Incurrence of such Disqualified Stock or Preferred Stock by such Subsidiary, as of the time of such issuance or transfer;

(7)           Indebtedness of (A) the Company or a Restricted Subsidiary Incurred to finance an acquisition, merger, amalgamation or consolidation, or Investment or (B) Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or all or substantially all of the assets of such Person were acquired by, or such Person was merged into, amalgamated or consolidated with, the Company or any Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary) (in the case of this clause (7)(B) of Section 4.09(b), other than Indebtedness Incurred (i) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired or merged with or into the Company or a Restricted Subsidiary or (ii) otherwise in connection with, or in contemplation of, such acquisition or merger); provided, however, that on a pro forma basis after giving effect to such acquisition, merger, amalgamation or consolidation, or Investment either:

(A)          the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a); or

(B)          either (x) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would be greater than or equal to such ratio immediately prior to such Incurrence or (y) the Net Leverage Ratio of the Company and its Restricted Subsidiaries would be less than or equal to the Net Leverage Ratio immediately prior to giving effect to such Incurrence;

(8)           Indebtedness under Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(9)           (A) Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the acquisition, purchase, lease, construction or improvement of any property, real property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary, whether through the direct purchase or acquisition of such property, real property, plant or equipment or through the purchase or acquisition of the Capital Stock of any Person owning such property, real property, plant or equipment, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (9)(A) and then outstanding and any outstanding Refinancing Indebtedness under clause (16) of this Section 4.09(b) Incurred to refinance Indebtedness initially Incurred pursuant to this clause (9)(A), will not exceed the greater of (x) $90.0 million and (y) 30.0% of Consolidated EBITDA at the time of Incurrence; and (B) Indebtedness arising out of Sale/Leaseback Transactions; provided the aggregate amount of all Attributable Indebtedness outstanding at any one time pursuant to this clause (9)(B) shall not exceed $75.0 million;

(10)         Indebtedness of Non-Guarantor Restricted Subsidiaries in an aggregate amount outstanding at any one time not to exceed the greater of (x) $150.0 million and (y) 50.0% of Consolidated EBITDA at the time of Incurrence, and any Refinancing Indebtedness of a Non-Guarantor Restricted Subsidiary which serves to refinance any Indebtedness Incurred pursuant to this clause (10);

(11)         Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal, indemnity, judgment, advance payment (including progress premiums), customs, value added or other tax guarantees and similar bonds, instruments or obligations, and completion Guarantees (not for borrowed money) and warranties or relating to liabilities, obligations or guarantees, and similar obligations in the ordinary course of business or consistent with past practice;

(12)         Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary or any business, assets or Capital Stock of any Person, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided that, with respect to a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13)         Indebtedness arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence and (B) customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(14)         Indebtedness Incurred in any Receivables Financing Transaction, or any outstanding Refinancing Indebtedness under clause (16) of this Section 4.09(b) Incurred to refinance Indebtedness initially Incurred pursuant to this clause (14); provided that the aggregate amount of all Indebtedness outstanding at any one time pursuant to this clause (14) shall not exceed $150.0 million;

(15)         Indebtedness related to letters of credit, bankers’ acceptances, discounted bills of exchange, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations incurred in the ordinary course of business or consistent with past practice;

(16)         the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Section 4.09(a) and clauses (2), (3), (7), (9), (14), (15), this clause (16), clause (23) and clause (26) of this Section 4.09(b), or any combination thereof, or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including tender premiums), dividends (in the case of Disqualified Stock, or Preferred Stock issued by Restricted Subsidiaries), defeasance and discharge costs, accrued interest, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection therewith;

(17)         (A) Indebtedness consisting of Indebtedness issued by the Company or any Restricted Subsidiary to future, existing or former directors, officers, employees, contractors, consultants or advisors (or their respective Immediate Family Members) of the Company or any Subsidiary or Parent Entity of the Company, in each case to finance the purchase, redemption or other acquisition of Capital Stock or equity appreciation rights of the Company or any Parent Entity thereof to the extent not prohibited by Section 4.08 and (B) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business, consistent with past practice or as described in the Offering Memorandum;

(18)         Cash Management Obligations, including Cash Pooling Agreements, and guarantees in respect thereof incurred in the ordinary course of business or consistent with past practice;

(19)         Indebtedness representing installment insurance premiums of the Company or any Restricted Subsidiary owing to insurance companies in the ordinary course of business or consistent with past practice;

(20)         unsecured guarantees Incurred in the ordinary course of business or consistent with past practice by the Company or the Issuer of operating leases of Subsidiaries;

(21)         obligations in respect of Disqualified Stock in an amount not to exceed the greater of (x) $30.0 million and (y) 10.0% of Consolidated EBITDA outstanding at the time of Incurrence;

(22)         Indebtedness under any Supply Chain Financing;

(23)         Indebtedness incurred for the benefit of joint ventures, and any outstanding Refinancing Indebtedness under clause (16) of this Section 4.09(b) Incurred to refinance Indebtedness initially Incurred pursuant to this clause (23), in an aggregate principal amount not to exceed the greater of (x) $30.0 million and (y) 10.0% of Consolidated EBITDA outstanding at the time of Incurrence;

(24)         to the extent constituting Indebtedness, Guarantees (not for borrowed money) in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;

(25)         Indebtedness incurred by the Company or any Restricted Subsidiary of the Company to the extent that the net proceeds thereof are promptly deposited to defease, redeem or to satisfy and discharge the Notes; and

(26)         in addition to the items referred to in clauses (1) through (25) of this Section 4.09(b), Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (26) and then outstanding, and any outstanding Refinancing Indebtedness under clause (16) of this Section 4.09(b) Incurred to refinance Indebtedness initially Incurred pursuant to this clause (26), will not exceed the greater of (x) $150.0 million and (y) 50.0% of Consolidated EBITDA at the time of Incurrence.

(c)           The Issuer will not Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Issuer unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Guarantor will Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or Guarantors solely by virtue of being unsecured, by virtue of being secured on a junior priority basis, by reason of any liens or guarantees arising or created in respect thereof, or by virtue of the fact that the holders of any Secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(d)           For purposes of determining compliance with this Section 4.09:

(1)           in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b) or may be Incurred under Section 4.09(a), the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with Section 4.09(a) or Section 4.09(b) and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses of Section 4.09(a) or Section 4.09(b); provided that all Indebtedness outstanding on the Closing Date under the Senior Secured Credit Facilities shall be deemed Incurred under clause (1)(a) of Section 4.09(b) (and not Section 4.09(a) or clause (3) of Section 4.09(b)) and may not later be reclassified;

(2)           if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to a Debt Facility and relate to other Indebtedness, then such letters of credit, bankers’ acceptances or other similar instruments shall be treated as Incurred pursuant to clause (1) or (15) of Section 4.09(b) and such other Indebtedness shall not be included;

(3)           except as provided in clause (2) of this Section 4.09(d), Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the calculation of such particular amount;

(4)           the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(5)           the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

(e)           Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09.

(f)            If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

(g)           For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of premiums (including tender premiums), dividends (in the case of Disqualified Stock, or Preferred Stock issued by Restricted Subsidiaries), defeasance and discharge costs, accrued interest, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10         Limitation on Liens.

(a)           From and after the Closing Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) (each, an “Initial Lien”) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, whether owned on the Closing Date or acquired after that date, which Initial Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Initial Liens:

(1)           in the case of Initial Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in lien priority to such Initial Liens; or

(2)           in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in lien priority to such Initial Liens.

(b)           Any Lien created for the benefit of Holders pursuant to this Section 4.10 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Initial Liens described in clauses (a)(1) and (a)(2) of this Section 4.10.

(c)           With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.11         Future Guarantors.

(a)           On and after the Closing Date, the Company will cause each Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary (other than the Issuer, a Subsidiary Guarantor or any Excluded Subsidiary) that (1) is a borrower under, or that Guarantees the Obligations under, the Senior Secured Credit Facilities or any syndicated Debt Facility of the Issuer or any Guarantor incurred pursuant to clause (1)(a) of Section 4.09(b) or (2) is a co-issuer of or Guarantees the Obligations under any other capital markets debt securities of the Issuer or any Guarantor, in each case in a principal amount in excess of the greater of (x) $45.0 million and (y) 15.0% of Consolidated EBITDA, to within 30 days execute and deliver to the Trustee a supplemental indenture substantially in the form attached hereto as Exhibit C pursuant to which such Domestic Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of premium, if any, and interest in respect of the Notes on a senior basis and all other Obligations under this Indenture.

(b)           The Company may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary of the Company or any of its Parent Entities that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary or Parent Entity shall not be required to comply with the 30-day period described above.

(c)           The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Senior Secured Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Section 4.12         Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)           From and after the Closing Date, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)           make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)           sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) of this Section 4.12(a)).

(b)           Section 4.12(a) will not prohibit encumbrances or restrictions existing under or by reason of:

(1)           contractual encumbrances or restrictions in effect at or entered into on the Closing Date, including pursuant to (i) the Senior Secured Credit Facilities and related documentation and (ii) Hedging Obligations and other agreements or instruments (whether or not related to the Senior Secured Credit Facilities);

(2)           this Indenture, the Notes and the Note Guarantees;

(3)           any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(4)           any encumbrance or restriction pursuant to any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in this paragraph; provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in this paragraph on the Closing Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(5)           in the case of clause (3) of Section 4.12(a), Liens permitted to be Incurred under Section 4.10 that limit the right of the debtor to dispose of the assets subject to such Liens;

(6)           agreements in respect of property acquired in the ordinary course of business or consistent with past practice and Capitalized Lease Obligations permitted under this Indenture, to the extent such encumbrance or restriction is customary for such purchase money obligation or Capitalized Lease Obligation;

(7)           agreements in respect of the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(8)           restrictions on cash or other deposits or net worth imposed by customers or suppliers, or required by insurance, surety or bonding companies;

(9)           any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries, organizational documents, equityholder agreements and other similar agreements;

(10)         any customary provisions (including anti-assignment, net worth and similar provisions) in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary;

(11)         encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(12)         any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Receivables Financing Transaction relating exclusively to a Receivables Entity that, in the good faith determination of Senior Management, are necessary to effect such Receivables Financing Transaction; and

(13)         any agreement or instrument governing any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued under this Indenture that contains encumbrances and other restrictions that either (x) are no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than (i) the restrictions contained in this Indenture or the Senior Secured Credit Facilities as of the Closing Date or, in the case of any Refinancing Indebtedness, in the Indebtedness being refinanced, or (ii) those encumbrances and other restrictions that are in effect on the Closing Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Closing Date, (y) are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or (z) will not otherwise materially impair the Issuer’s ability to make payments on the Notes when due, in each case in the good faith judgment of Senior Management;

(14)         any encumbrance or restriction:

(A)          that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(B)          pursuant to customary provisions contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;

(C)          pursuant to customary provisions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or

(D)          pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(15)         Indebtedness of Non-Guarantor Restricted Subsidiaries permitted to be Incurred or issued subsequent to the Closing Date pursuant to Section 4.09 that impose restrictions solely on the Non-Guarantor Restricted Subsidiaries party thereto and/or their Subsidiaries;

(16)         any encumbrance or restriction pursuant to Hedging Obligations;

(17)         any encumbrance or restriction arising pursuant to any documents relating to the Transactions; or

(18)         any encumbrance or restriction pursuant to any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in this Section 4.12(b); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in this Section 4.12(b) on the Closing Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable.

Section 4.13         Designation of Restricted and Unrestricted Subsidiaries.

(a)           From and after the Closing Date, the Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Restricted Subsidiary) other than the Issuer as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1)           no Default or Event of Default has occurred and is continuing after giving effect to such Designation;

(2)           the Restricted Subsidiary to be so designated and its Subsidiaries do not at the time of Designation own any Capital Stock or Indebtedness of, or own or hold any Lien with respect to, the Company or any other Restricted Subsidiary of the Company that is not a Restricted Subsidiary of the Restricted Subsidiary so designated;

(3)           such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(A)         to subscribe for additional Capital Stock of such Restricted Subsidiary; or

(B)          to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results; and

(4)           either (A) the Restricted Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Restricted Subsidiary has consolidated assets greater than $1,000, then such Designation would be permitted under Section 4.08 or the definition of “Permitted Investment.”

(b)           If, at any time, any Unrestricted Subsidiary would fail to meet the requirements under Section 4.13(a) as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

(c)           The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect to such Revocation:

(1)           all Indebtedness and Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture; and

(2)           no Default or Event of Default has occurred and is continuing after giving effect to such Revocation.

(d)           Any such Designation or Revocation shall be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such Designation or Revocation complies with the foregoing conditions.

Section 4.14         Limitation on Affiliate Transactions.

(a)           From and after the Closing Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (i) $22.5 million and (ii) 7.5% of Consolidated EBITDA, unless:

(1)           the terms of such Affiliate Transaction are, taken as a whole, no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s-length dealings with a Person that is not an Affiliate; and

(2)           in the event such Affiliate Transaction involves an aggregate consideration in excess of the greater of (i) $45.0 million and (ii) 15.0% of Consolidated EBITDA, either (x) the terms of such transaction have been approved by a majority of the members of such Board of Directors; or (y) the Company has received a written opinion from an Independent Financial Advisor stating that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms, taken as a whole, are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b)           Section 4.14(a) will not apply to:

(1)           (A) any transaction between the Company and a Restricted Subsidiary or entity that becomes a Restricted Subsidiary as a result of such transaction (other than a Receivables Entity) or between or among Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and (B) any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, that is not prohibited by Section 4.09;

(2)           Restricted Payments permitted to be made pursuant to Section 4.08 and Permitted Investments;

(3)           any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company or any Restricted Subsidiary, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans, severance agreements or similar employee benefits plans and/or indemnity (including under insurance policies) and reimbursements provided on behalf of future, current or former directors, officers, employees, contractors, consultants or advisors (or their respective Immediate Family Members) approved by the Board of Directors;

(4)           the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors, officers, employees, contractors, consultants or advisors (or their respective Immediate Family Members) of the Company or any Restricted Subsidiary;

(5)           loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary or Parent Entity in the ordinary course of business or consistent with past practice, in an aggregate amount not to exceed the greater of (x) $15.0 million and (y) 5.0% of Consolidated EBITDA at any one time outstanding (without giving effect to the forgiveness of any such loan);

(6)           any transaction pursuant to any agreement as in effect as of the Closing Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors, when taken as a whole, than the terms of the agreements in effect on the Closing Date;

(7)           any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(8)           transactions with customers, clients, suppliers, purchasers or sellers of goods or services, joint venture partners, contractors or distributors in each case in the ordinary course of the business or consistent with past practice of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Board of Directors or Senior Management, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9)           sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Receivables Financing Transaction, and acquisitions of Permitted Investments in connection with a Receivables Financing Transaction;

(10)         any issuance, sale or transfer of Capital Stock (other than Disqualified Stock) of the Company, any Parent Entity or any of its Restricted Subsidiaries or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11)         transactions with a Person that is an Affiliate of the Company or a Restricted Subsidiary arising solely because the Company or any Restricted Subsidiary owns any Capital Stock in, or controls, such Person;

(12)         transactions between the Company or any Restricted Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Company or any Parent Entity; provided, however, that such director abstains from voting as a director of the Company or such Parent Entity, as the case may be, on any matter including such other Person;

(13)         the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Closing Date and any similar agreement that it (or any Parent Entity) may enter into thereafter; provided that the existence of, or the performance by the Company or any Restricted Subsidiary (or any Parent Entity) of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, more disadvantageous to the Holders in any material respect in the reasonable determination of the Board of Directors or Senior Management than those in effect on the Closing Date;

(14)         (i) investments by Affiliates in securities or loans of the Company or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Company or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(15)         payments by any Parent Entity, the Company or its Subsidiaries pursuant to any tax sharing agreements among any such Parent Entity, the Company and/or its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;

(16)         any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary not prohibited by Section 4.16, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(17)         (i) any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor and (ii) any operational services or other arrangement entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company, in each case, which is approved by the reasonable determination of the Board of Directors or Senior Management;

(18)         intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(19)         payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto);

(20)         the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(21)         any transaction in connection with a Permitted Reorganization;

(22)         transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Company and its Subsidiaries or Parent Entities and not for the purpose of circumventing any covenant set forth in this Indenture;

(23)         the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions; and

(24)         transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms, taken as a whole, are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

Section 4.15         Offer to Repurchase Upon Change of Control Triggering Event.

(a)           If a Change of Control Triggering Event occurs, unless, prior to or concurrently with the time the Issuer is required to make a Change of Control Offer, the Issuer or a third-party has mailed or delivered, or otherwise sent through electronic transmission, a redemption notice with respect to all the outstanding Notes as described under Section 3.03 or Article 11, or makes an Alternate Offer, the Issuer will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of the Notes (or such higher amount as the Issuer may determine (such offer at a higher amount, an “Alternate Offer”)) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on a record date to receive any interest due on the Change of Control Payment Date (as defined below).

(b)           No later than 30 days following any Change of Control Triggering Event, the Issuer will send a notice of such Change of Control Offer to each Holder or otherwise deliver notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1)           that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Issuer;

(2)           the purchase price and the purchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC), except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described in clause (3) below (such purchase date, the “Change of Control Payment Date”);

(3)           if such notice is delivered prior to the occurrence of a Change of Control Triggering Event, that the Change of Control Offer is conditioned upon the occurrence of such Change of Control Triggering Event or such other conditions specified therein and setting forth a brief description of the definitive agreement for the transaction that could result in the occurrence of the Change of Control Triggering Event, describing each such condition, and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed or such notice or offer may be rescinded at any time in the Issuer’s sole discretion if the Issuer determines that any or all of such conditions will not be satisfied;

(4)           that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; and

(5)           the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow in order to have its Notes purchased.

The notice, if mailed or delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed or delivered in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(c)           On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)           accept for payment all Notes or portions of Notes (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; provided that if, following purchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such purchase would be less than $2,000, then the portion of such Note so purchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such purchase is $2,000;

(2)           deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)           deliver or cause to be delivered to the Trustee for cancellation the Notes so purchased together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer is in accordance with this Section 4.15.

(d)           The Paying Agent will promptly mail or wire transfer (or otherwise deliver in accordance with the Applicable Procedures) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Issuer will promptly issue and, upon delivery of an authentication order from the Issuer, the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the Applicable Procedures) (or cause to be transferred by book entry) to each Holder a new Note (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel will be required for the Trustee to authenticate and mail, deliver or transfer such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(e)           If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such Record Date.

(f)            The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made in advance of a Change of Control Triggering Event and conditioned upon the occurrence of such Change of Control Triggering Event and such other conditions specified therein, if a definitive agreement is in place for the transaction that could result in the occurrence of a Change of Control Triggering Event at the time the Change of Control Offer is made.

(g)           The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue of the conflict. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(h)           The provisions of this Section 4.15 relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes prior to the time at which a Change of Control Triggering Event has occurred. A Change of Control Offer or Alternate Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Note Guarantees (but the Change of Control Offer may not condition tenders on the delivery of such consents). In addition, the Issuer or any third party that is making the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may, subject to applicable law, increase or decrease the Change of Control Payment (or decline to pay any early tender or similar premium) being offered to Holders at any time in its sole discretion, so long as the Change of Control Payment is at least equal to 101% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.

Section 4.16         Asset Dispositions.

(a)           From and after the Closing Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition unless:

(1)           except in the case of an Asset Disposition of an Investment in a joint venture if and to the extent such an Asset Disposition is required by, or made pursuant to, buy/sell arrangements between the joint venture parties, the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

(2)           in any such Asset Disposition, or series of related Asset Dispositions, with a purchase price in excess of the greater of (x) $60.0 million and (y) 20.0% of Consolidated EBITDA, at least 75% of the consideration (to be determined on the date of contractually agreeing to such Asset Disposition) from such Asset Disposition, together with all other Asset Dispositions since the Closing Date as to which this clause (2) applies (on a cumulative basis) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For the purposes of clause (2) of this Section 4.16(a) and for no other purpose, the following will be deemed to be cash:

(1)           any Indebtedness or other liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in respect of such Indebtedness or other liabilities in writing;

(2)           any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Disposition;

(3)           any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $90.0 million and (y) 30.0% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value);

(4)           any cash consideration paid to the Company or a Restricted Subsidiary in connection with the Asset Disposition that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Disposition;

(5)           Additional Assets;

(6)           consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Company or any Restricted Subsidiary; and

(7)           any combination of the consideration specified in clauses (1) through (6) above.

(b)           Within 450 days from the later of the date of such Asset Disposition and the receipt of such Net Available Cash from such Asset Disposition (as may be extended by an Acceptable Commitment as set forth below), an amount equal to 100% of the Net Available Cash from such Asset Disposition may be applied by the Company or such Restricted Subsidiary, as the case may be, as follows:

(1)           to permanently reduce (and, in the case of a revolving Debt Facility (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Disposition constituted “borrowing base assets”), permanently reduce commitments with respect thereto): (A) Secured Indebtedness under the Senior Secured Credit Facilities; or (B) Secured Indebtedness of the Issuer (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Guarantor or any Indebtedness of a Non-Guarantor Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or any Restricted Subsidiary of the Company;

(2)           to permanently reduce obligations under other Indebtedness of the Issuer (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Guarantor (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or any Restricted Subsidiary of the Company; provided that the Issuer shall either (A) equally and ratably reduce Obligations under the Notes as provided under Section 3.07, through open market purchases at privately negotiated prices (which may be below 100% of the principal amount thereof) or (B) make an offer (in accordance with the procedures set forth in this Section 4.16 for an Asset Disposition Offer) to all Holders to purchase their Notes on a ratable basis at 100% of the principal amount thereof, in each case plus the amount of accrued but unpaid interest, if any, on the Notes that are purchased or redeemed;

(3)           to make (i) any investment in Additional Assets, (ii) capital expenditures and (iii) any investment in any other property or other assets of the Company and its Restricted Subsidiaries that replace the businesses, properties and/or assets that are the subject of such Asset Disposition; or

(4)           any combination of the foregoing;

provided that in the case of clause (3), a binding commitment or letter of intent to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or a Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment or letter of intent (an “Acceptable Commitment”) and such Net Available Cash is actually applied in such manner within the later of 450 days from the consummation of the Asset Disposition and 180 days from the date of the Acceptable Commitment.

Pending the final application of any such Net Available Cash in accordance with clause (1), (2), (3) or (4) of this Section 4.16(b), the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture. The Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of the execution of a definitive agreement for the relevant Asset Disposition and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with the immediately preceding paragraph of this Section 4.16(b).

(c)           Notwithstanding any other provisions of this Section 4.16, (i) to the extent that the application of any or all of the Net Available Cash of any Asset Disposition by a Foreign Holding Company or a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or materially delayed by applicable local law or (y) prohibited or materially delayed by applicable organizational documents or any agreement from being repatriated to the United States, an amount equal to the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 4.16, and such amount may be retained by the Foreign Holding Company or the applicable Foreign Subsidiary; provided that if at any time within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law or the applicable organizational document or agreement, an amount equal to such amount of Net Available Cash so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this Section 4.16 and (ii) to the extent that the Company has determined in good faith that repatriation of any or all of the Net Available Cash of any Foreign Disposition (or the obligation to do so) would have a material adverse tax consequence (which for the avoidance of doubt, includes, but is not limited to, the Company, any Restricted Subsidiary or any of their respective Affiliates and/or their equityholders potentially incurring a material tax liability, including as a result of a tax dividend, a deemed dividend pursuant to Section 956 of the Code or a withholding tax), the Net Available Cash so affected may be retained by the Foreign Holding Company or the applicable Foreign Subsidiary and an amount equal to such Net Available Cash will not be required to be applied in compliance with this Section 4.16 (and for the avoidance of doubt, there is no obligation to do otherwise). The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require the Company or any Subsidiary to repatriate cash.

(d)           Any Net Available Cash from Asset Dispositions that is not applied or invested as provided and within the time period set forth in Section 4.16(b) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of (x) $75.0 million and (y) 25.0% of Consolidated EBITDA, the Issuer will be required to make an offer (an “Asset Disposition Offer”) to all Holders and, to the extent required by the terms of any outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the Asset Disposition Purchase Date (as defined below)), in accordance with the procedures set forth in Section 4.16(f) or the agreements governing the Pari Passu Indebtedness, as applicable, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Issuer shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the Applicable Procedures) the notice required pursuant to Section 4.16(f), with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to such Net Available Cash prior to the expiration of the relevant 450-day period (or such longer period provided above) or with respect to Excess Proceeds of the greater of (x) $75.0 million and (y) 25.0% of Consolidated EBITDA, or less.

(e)           To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds (the “Declined Excess Proceeds”), the Issuer may use any remaining Excess Proceeds as Declined Excess Proceeds. If the aggregate principal amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer, exceeds the amount of Excess Proceeds, subject to the Applicable Procedures, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the principal amount of tendered Notes and the selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(f)            In the event that, pursuant to this Section 4.16, the Issuer is required to commence an Asset Disposition Offer, the Issuer will follow the procedures specified below.

(1)           The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be offered for purchase pursuant to this Section 4.16 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

(2)           If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Asset Disposition Purchase Date will be paid on the Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date.

(3)           Upon the commencement of an Asset Disposition Offer, the Issuer shall mail a notice (or, in the case of Global Notes, otherwise communicate in accordance with the Applicable Procedures) to each of the Holders, with a copy to the Trustee, which notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The Asset Disposition Offer shall be made to all Holders and, if required, all holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(A)          that the Asset Disposition Offer is being made pursuant to this Section 4.16 and the length of time the Asset Disposition Offer shall remain open;

(B)          the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(C)          that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(D)          that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(E)           that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(F)           that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or to transfer such Note by book-entry transfer, to the Company, the Depositary, if applicable, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(G)          that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, then the Notes and such Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate accreted value or principal amount, as applicable, of the Notes or such Pari Passu Indebtedness validly tendered and not properly withdrawn and the selection of the Notes for purchase shall be made by the Trustee by lot, on a pro rata basis or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note having a principal amount of $2,000 shall be purchased in part; and

(H)          that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same Indebtedness to the extent not repurchased.

(4)           On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or, if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Issuer will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officer’s Certificate stating the aggregate principal amount of Notes so accepted and that such Notes were accepted for payment by the Issuer in accordance with the terms of this Section 4.16.

(5)           The paying agent or the Issuer, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or wire transfer (or otherwise deliver in accordance with the Applicable Procedures) to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Authentication Order from the Issuer, will authenticate and mail (or otherwise deliver in accordance with the Applicable Procedures) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof.

(6)           The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(7)           An Asset Disposition Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Note Guarantees (but the Asset Disposition Offer may not condition tenders on the delivery of such consents).

(g)           To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in dollars that is actually received by the Issuer upon converting such portion into U.S. dollars.

(h)           The provisions of this Section 4.16 with respect to the Issuer’s obligation to make an Asset Disposition Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes prior to the time at which the obligation to make an Asset Disposition Offer arises.

Section 4.17         Effectiveness of Covenants.

(a)           Following the first day (such date, a “Suspension Date”):

(1)           the Notes have an Investment Grade Rating from any two of the three Rating Agencies;

(2)           no Default has occurred and is continuing under this Indenture; and

(3)           the Issuer has delivered to the Trustee an Officer’s Certificate certifying to the foregoing clauses (1) and (2),

the Company and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.08, 4.09, 4.11, 4.12, 4.14 and 4.16 and clause (4) of Section 5.01(a) (collectively, the “Suspended Covenants”).

(b)           If at any time after a Suspension Date the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from any two of the three Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from any two of the three Rating Agencies and no Default or Event of Default is in existence). Notwithstanding that the Suspended Covenants may be reinstated on and after the Reinstatement Date, (i) no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising during a Suspension Period, in each case regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period and (ii) on or following a Reinstatement Date, the Company and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(c)           The period of time between (and including) the Suspension Date and the Reinstatement Date (but excluding the Reinstatement Date) is referred to as the “Suspension Period.” The Note Guarantees of the Subsidiary Guarantors (and not, for the avoidance of doubt, the Note Guarantee of the Company) will be suspended and/or released to the extent applicable under clause (9) of Section 10.06(a) during the Suspension Period. Additionally, upon the occurrence of the Suspension Date, the amount of Excess Proceeds from any Asset Disposition shall be reset at zero. On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (3) of Section 4.09(b). Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.08 will be made as though Section 4.08 had been in effect prior to, but not during, the Suspension Period. Any Affiliate Transaction entered into on or after the Reinstatement Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of Section 4.14(b). Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in clauses (1) through (3) of Section 4.12(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.12(b). All Liens created, incurred or assumed during the Suspension Period in compliance with this Indenture will be deemed to have been outstanding on the Closing Date, so that they are classified as permitted under clause (13) of the definition of “Permitted Liens.” All Investments made during the Suspension Period will be classified to have been made under clause (9) of the definition of “Permitted Investment.” During any period when the Suspended Covenants are suspended, the Board of Directors of the Issuer may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture unless the Issuer’s Board of Directors would have been able, under the terms of this Indenture, to designate such Subsidiaries as Unrestricted Subsidiaries if the Suspended Covenants were not suspended.

(d)           Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Company will provide an Officer’s Certificate to the Trustee regarding such occurrence, but no Default or Event of Default shall occur as a result of the failure to provide such notice. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reinstatement Date has occurred or notify the Holders of any Suspension Date or Reinstatement Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder of Notes upon request.

Section 4.18         Activities of the Issuer prior to consummation of the Distribution and the Merger.

Prior to the consummation of the Distribution and the Merger, the Issuer will not engage in any business activity or enter into any transaction or agreement, except any activities, transactions or agreements as necessary or appropriate to effectuate the Transactions or to maintain its corporate existence, performing its obligations in respect of the Senior Secured Credit Facilities, this Indenture and the Notes and, if applicable, redeeming the Notes pursuant to the provisions described under paragraph 5(a) of the Initial Notes and conducting such other activities as are necessary or appropriate or reasonably incidental to carrying out the activities described above.

ARTICLE 5

SUCCESSORS

Section 5.01         Merger, Consolidation or Sale of All or Substantially All Assets.

(a)           From and after the Closing Date, neither the Issuer nor the Company will consolidate with or merge with or into or wind up into (whether or not the Issuer or the Company, as applicable, is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)           the Issuer or the Company, as the case may be, is the surviving Person or the resulting, surviving or transferee Person (the “Successor Entity”) is a corporation or limited liability company organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia, and if the Successor Entity of the Issuer is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)           the Successor Entity (if other than the Issuer or, in the case of the Company, the Company) expressly assumes all of the obligations of the Issuer under the Notes and this Indenture, or of the Company under this Indenture and the Note Guarantee of the Company, pursuant to a supplemental indenture or other documents or instruments;

(3)           immediately after giving pro forma effect to such transaction, no Event of Default shall have occurred and be continuing;

(4)           immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A)          the Successor Entity would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a); or

(B)          either (i) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries (taking into account the Successor Entity) would not be lower than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction or (ii) the Net Leverage Ratio of the Company and its Restricted Subsidiaries (taking into account the Successor Entity) would not be higher than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5)           the Issuer or the Company, as applicable, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture or other documents or instruments, if any, comply with this Indenture.

(b)           Subject to Sections 5.01(f) and 5.02, the Successor Entity will succeed to, and be substituted for, the Issuer or the Company, as applicable under this Indenture and the Notes, and, in the case of Company, the Note Guarantee of the Company. Notwithstanding clauses (3) or (4) of Section 5.01(a), the Issuer or the Company may consolidate with, merge with or into or wind up into an Affiliate of the Company solely for the purpose of reincorporating or forming the Issuer or the Company, as applicable, in another state or territory of the United States of America or the District of Columbia, or changing the legal form of the Issuer or the Company, as applicable, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

(c)           From and after the Closing Date, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company, the Issuer or another Subsidiary Guarantor) unless:

(1)           (A)          the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

(B)          the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments;

(C)          immediately after giving pro forma effect to such transaction, no Event of Default shall have occurred and be continuing; and

(D)          the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture or other documents or instruments, if any, comply with this Indenture; or

(2)           in the event the transaction results in the release of the Subsidiary’s Note Guarantee under clause (1) of Section 10.06(a), the transaction is not prohibited by Section 4.16 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

(d)           Subject to Sections 5.01(f) and 5.02, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and the Note Guarantee of such Subsidiary Guarantor. Notwithstanding Section 5.01(c), (a) any Subsidiary Guarantor may (i) merge with or into or transfer all or part of its properties and assets to the Issuer, another Subsidiary Guarantor or the Company or merge with a Restricted Subsidiary of the Company, so long as the resulting entity is the Company or the Issuer or remains or becomes a Subsidiary Guarantor, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Subsidiary Guarantor in another state or territory of the United States of America or the District of Columbia, or changing the legal form of the Subsidiary Guarantor, so long as Indebtedness is not Incurred in connection with such merger (unless otherwise permitted under this Indenture) or (iii) convert into a corporation, limited liability company or other corporate entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor and (b) any Non-Guarantor Restricted Subsidiary may consolidate with, merge with or into, wind up into or sell, assign, convey, transfer, lease or otherwise dispose of all or part of its properties and assets to the Issuer or a Guarantor.

(e)           For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer or a Guarantor, as the case may be, which properties and assets, if held by the Issuer or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer or such Guarantor on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Issuer or such Guarantor, as applicable.

(f)            The Issuer and a Guarantor, as the case may be, will be released from its obligations under this Indenture and the Notes and the Note Guarantee, as the case may be, and the Successor Entity and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or a Guarantor, as the case may be, under this Indenture, the Notes and such Note Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Note Guarantee, solely by virtue of such transaction.

(g)           Notwithstanding any other provision of this Article 5, this Article 5 will not apply to the Transactions.

Section 5.02         Officer’s Certificate and Opinion of Counsel to be Given to Trustee.

Upon the occurrence of the transactions permitted under the provisions of Sections 5.01(a) or 5.01(c) (other than (i) a merger of Guarantors, (ii) a merger of a Guarantor and the Issuer in which the Issuer is the surviving entity, or (iii) as otherwise set forth in Section 5.01(b) and Section 5.01(d)), the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel in each case stating that such transaction and agreement, if any, complies with this Article 5, that all conditions precedent provided for herein relating to such transaction have been complied with, and that such agreement or supplemental indenture, if any, is the legal, valid and binding obligation of the Company or such other Person, as the case may be, enforceable against them in accordance with its terms, subject to customary exceptions, on which the Trustee may rely as conclusive evidence that any consolidation, merger, sale, conveyance, transfer or lease, and any assumption, permitted or required by the terms of this Article 5 complies with the provisions of this Article 5 and this Indenture.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01         Events of Default.

(a)           With respect to clauses (1), (2), (6) (until the Closing Date, solely with respect to the Issuer) and (8), from and after the Issue Date, and otherwise, from and after the Closing Date, each of the following is an “Event of Default”:

(1)           default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)           default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon mandatory or optional redemption, upon required repurchase, upon declaration or otherwise;

(3)           failure by the Issuer or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in this Indenture or the Notes; provided that in the case of a failure to comply with Section 4.06, such period of continuance of such default or breach shall be 120 days after notice as provided below has been given;

(4)           default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Closing Date, which default:

(A)          is caused by a failure to pay principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such Indebtedness); or

(B)           results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates in excess of $100.0 million (measured at the date of such non-payment or acceleration) at any one time outstanding;

(5)           failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (measured at the date of such judgment) (net of any amounts as to which the relevant insurance company has not disputed coverage), which judgments are not paid, discharged, vacated, bonded, or stayed for a period of 60 days or more after such judgment becomes final;

(6)           (i) the Company, the Issuer or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)         commences proceedings to be adjudicated bankrupt or insolvent;

(B)          consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C)          consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D)          makes a general assignment for the benefit of its creditors; or

(E)           generally is not paying its debts as they become due; or

(ii)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company, the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, the Issuer, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B)          appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C)          orders the liquidation, dissolution or winding up of the Company, the Issuer, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(7)           any Note Guarantee of the Company or a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is the Company or a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Note Guarantee; or

(8)           prior to the 3M Guarantee Release Date, (i) default by 3M under and as defined in the 3M Guarantee Agreement, which default continues for five Business Days, or (ii) the 3M Guarantee Agreement terminates or otherwise ceases to be effective other than in accordance with its terms.

However, a Default under clauses (3), (4) or (5) of this Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company (with a copy to the Trustee) of the Default and the Company does not cure such Default within the time specified in clauses (3), (4) or (5) of this Section 6.01(a) after receipt of such notice; provided that a notice of Default (i) must specify the Default, demand that it be remediated and state that such notice is a “Notice of Default” and (ii) may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

(b)           Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee. In no event shall the Trustee have any liability or obligation to ascertain, monitor or inquire as to whether any Person is a Net Short Holder and/or whether such Net Short Holder has delivered any related certifications under this Indenture or in connection with the Notes or if any such certifications comply with this Indenture, the Notes, or any other document. It is understood and agreed that the Company and the Trustee shall be entitled to rely on each representation, deemed representation and certification made by, and covenant of, each Notes beneficial owner provided for in this Section 6.01(b). Notwithstanding any other provision of this Indenture, the Notes or any other document, the provisions of this Section 6.01(b) shall apply and survive with respect to each Notes beneficial owner notwithstanding that any such Person may have ceased to be a Notes beneficial owner, this Indenture may have been terminated, the Notes may have been redeemed in full or the Trustee may have resigned or been removed.

(c)           If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default or Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and nonappealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(d)           Notwithstanding anything in clauses (b) and (c) of this Section 6.01 to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the preceding two paragraphs. In addition, for the avoidance of doubt, the preceding two paragraphs shall not apply to any Holder that is a Regulated Bank.

(e)           For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise, and shall have no liability for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction as provided above. The Trustee shall not have any liability or responsibility to the Company, any Holder or any other Person in connection with any Noteholder Direction or to determine whether or not any Holder has delivered a Position Representation or that such Position Representation conforms with this Indenture or any other agreement.

(f)            (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.06 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Section 6.02         Acceleration.

(a)           If an Event of Default (other than an Event of Default described in clause (6) of Section 6.01(a)) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

(b)           In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) of Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

(1)           the default triggering such Event of Default pursuant to clause (4) of Section 6.01(a) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto; and

(2)           (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c)           If an Event of Default under clause (6) of Section 6.01(a) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.03         Other Remedies.

(a)           If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, the Note Guarantees or this Indenture.

(b)           The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04         Waiver of Past Defaults; Rescission of Acceleration.

The Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except a continuing Default in the payment of principal, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with an Asset Disposition Offer or a Change of Control Offer) and rescind an acceleration with respect to the Notes and its consequences (including any related payment Default that resulted from such acceleration) if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. Promptly following any such rescission, the Issuer shall pay to the Trustee all amounts owing to the Trustee under Section 7.07 related to such Event of Default and acceleration, including all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses and disbursements and advances of the Trustee, its agents and counsel.

Section 6.05         Control by Majority.

The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, subject to the Trustee’s right to be indemnified. The Trustee, however, may refuse to follow any direction that conflicts with law, this Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability or expense. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 6.06         Limitation on Suits.

(a)           Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture, the Notes or any Note Guarantee unless:

(1)           such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)           the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)           such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)           the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity satisfactory to the Trustee against any loss, liability or expense; and

(5)           the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

(b)           A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07         Rights of Holders to Bring Suit for Payment.

Notwithstanding any other provision of this Indenture, the contractual right of any Holder expressly set forth in this Indenture to bring suit for the enforcement of any payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Asset Disposition Offer or a Change of Control Offer) shall not be amended without the consent of such Holder.

Section 6.08         Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer, the Guarantors and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09         Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10         Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy is, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11         Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12         Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13         Priorities.

(a)           After an Event of Default, any money or property distributable in respect of the Issuer’s or any Guarantor’s obligations under this Indenture, or any money or property collected by the Trustee pursuant to this Article 6, shall be paid out or distributed in the following order:

(1)           to the Trustee and any predecessor Trustee and its agents and attorneys for amounts due under Section 7.07, including payment of all reasonable compensation of the Trustee, its agents and counsel, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(2)           to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3)           to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

(b)           The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Issuer and to each Holder in the manner set forth in Section 12.02.

Section 6.14         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01         Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely and shall be protected in acting or refraining from acting, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)           this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01 and Section 7.02.

(e)           The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense, including attorney’s fees and expenses, that might be incurred by it in compliance with such request or direction.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such expense, risk or liability is not assured to it.

Section 7.02         Rights of Trustee.

(a)           The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document (whether in its original (including one signed manually or by way of electronic signature initiated by the Trustee and sent via electronic mail) or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document and shall have no duty to inquire as to the performance by the Company of any of its covenants in this Indenture and may accept the same as conclusive evidence of the accuracy of the statements contained therein, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The Trustee shall not be deemed to have notice of any Default or Event of Default which may be disclosed (whether explicitly or implicitly) in information which it receives from the Company, except for any specific notice thereof contained in any document delivered by the Company to the Trustee.

(b)           Before the Trustee acts or refrains from acting, or in order to establish any matter, it may require an Officer’s Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys, receivers and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f)            The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default except Events of Default described in clauses (1) and (2) of Section 6.01(a) (where the Trustee is acting as Paying Agent) unless written notice from the Issuer or the Holders of at least 25% of the aggregate principal amount of the Notes of any event which is in fact such a Default has been actually received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice specifically notifies the Trustee of the existence of a Default or Event of Default in the Notes and this Indenture.

(g)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, custodian and other Person employed to act hereunder.

(h)           The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(i)            The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(j)            The permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty.

(k)           In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)            The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the outstanding Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(m)          The Trustee shall have no duty to inquire, no duty to determine and no duty to monitor the performance of the Company’s covenants in this Indenture or the financial performance of the Company. The Trustee shall be entitled to assume, until it has received written notice in accordance with this Indenture, that the Company is performing its duties hereunder.

Section 7.03         Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or such Agent. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10.

Section 7.04         Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or the Note Guarantees, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or in the Offering Memorandum or in any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes or the Note Guarantees. The Trustee shall not be responsible for and makes no representation as to any act or omission of any Rating Agency or any rating with respect to the Notes. The Trustee shall have no obligation to independently determine or verify if any event has occurred or notify the Holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any Rating Agency. The Trustee shall have no obligation to independently determine or verify if any Change of Control or any other event has occurred or notify the Holders of any such event and whether any Change of Control Offer with respect to the Notes is required. Neither the Trustee nor any Paying Agent shall be responsible for determining whether any Asset Disposition has occurred and whether any Asset Disposition Offer with respect to the Notes is required.

Section 7.05         Notice of Defaults.

If an Event of Default occurs and is continuing of which the Trustee has been notified or is deemed to have notice under the terms of this Indenture, the Trustee will deliver to each Holder a notice of the Event of Default within 90 days after it has been notified or is deemed to have notice thereof under the terms of this Indenture. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee may withhold from the Holders notice of any continuing Event of Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders.

Section 7.06         [Reserved].

Section 7.07         Compensation and Indemnity.

(a)           The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)           The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold each of the Trustee and any predecessor Trustee, and their directors, officers, agents and employees for harmless against, any and all loss, damage, claims, fines, penalties, liability, cost or expense (including attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any Guarantor (including this Section 7.07)) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor or any third party, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence as finally adjudicated by a court of competent jurisdiction.

(c)           The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d)           To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e)           When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)            “Trustee” for the purposes of this Section 7.07 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each Agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08         Replacement of Trustee.

(a)           A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective, and the Trustee shall be discharged from the trust hereby created, only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time by giving 30 days’ notice of such resignation to the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee upon 30 days’ notice by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee upon 30 days’ notice if:

(1)           the Trustee fails to comply with Section 7.10;

(2)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)           a receiver or public officer takes charge of the Trustee or its property; or

(4)           the Trustee becomes incapable of acting.

(b)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Issuer.

(c)           If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d)           If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e)           A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.10, and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 7.10         Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal, State, territorial or District of Columbia authorities and that has a combined capital and surplus of at least $50,000,000. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of federal, State, territorial or District of Columbia authority, then for the purposes of this Section 7.10, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01         Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 applied to this Indenture, all outstanding Notes, the 3M Guarantee and the Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02         Legal Defeasance.

(a)           Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, 3M and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes, the 3M Guarantee and Note Guarantees, as applicable, on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) through (4) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments provided to it acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2)           the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)           the rights, powers, trusts, duties, protections, indemnities and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)           this Section 8.02.

(b)           Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default.

(c)           Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03         Covenant Defeasance.

(a)           Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 and clause (4) of Section 5.01(a) with respect to the outstanding Notes, and 3M and the Guarantors shall be deemed to have been discharged from their obligations with respect to the 3M Guarantee and all Note Guarantees, respectively, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

(b)           Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(a)(3) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) or 6.01(a)(7).

Section 8.04         Conditions to Legal or Covenant Defeasance.

(a)           The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to this Indenture, the Notes, the 3M Guarantee and the Note Guarantees:

(1)           the Issuer shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient (to the extent Government Securities are deposited, as confirmed, certified or attested by an Independent Financial Advisor in writing to the Trustee), without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;

(2)           in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A)         the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(B)          since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default or Event of Default shall have occurred and shall be continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit shall not result in a breach or violation of, or constitute a default under, the Senior Secured Credit Facilities or any other material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than a default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5)           the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer, any Guarantor or others;

(6)           the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(7)           the Issuer shall have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (6) above).

Section 8.05         Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a)           Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Restricted Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b)           The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c)           Anything in this Article 8 to the contrary notwithstanding, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06         Repayment to the Issuer.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published, in accordance with Section 12.02 notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer. In the absence of any such written request, the Trustee shall from time to time deliver such unclaimed funds to or as directed by pertinent escheat authority, as identified by the Trustee in its sole discretion, pursuant to and in accordance with applicable unclaimed property laws, rules or regulations. Any such delivery shall be in accordance with the customary practices and procedures of the Trustee and the escheat authority. All moneys held by the Trustee and subject to this Section shall be held uninvested and without liability for interest thereon.

Section 8.07         Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s, 3M’s and the Guarantors’ obligations under this Indenture, the Notes, the 3M Guarantee and the Note Guarantees shall be revived and reinstated, as applicable, as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided that, if the Issuer makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01         Without Consent of Holders.

(a)           Notwithstanding Section 9.02, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees to:

(1)           cure any ambiguity, omission, mistake, defect, error or inconsistency;

(2)           provide for the assumption by a successor entity of the obligations of the Issuer or any Guarantor under this Indenture, the Notes or the Note Guarantees in accordance with Article 5;

(3)           provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4)           comply with the rules of any applicable depositary;

(5)           add Guarantors with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or this Indenture, in each case, in accordance with the applicable provisions of this Indenture; provided that any supplemental indenture to add a Guarantor may be signed by the Issuer, the Guarantor providing the Note Guarantee, and the Trustee;

(6)           secure the Notes and the Note Guarantees;

(7)           add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(8)           make any change that does not adversely affect the legal rights under this Indenture, the Notes or the Note Guarantees of any Holder in any material respect;

(9)           evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee or successor paying agent; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(10)         conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees (as evidenced by an Officer’s Certificate of the Issuer);

(11)         make any amendment to the provisions of this Indenture relating to the transfer, exchange and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12)         to release any Guarantor from its Note Guarantee pursuant to this Indenture when permitted or required by this Indenture; or

(13)         make any amendment to the provisions of this Indenture, the Notes and/or the Note Guarantees to eliminate the effect of any Accounting Change or in the application thereof.

Section 9.02         With Consent of Holders.

(a)           Except as provided in Section 9.01 and Section 9.02(b), the Issuer, 3M, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the 3M Guarantee and the Note Guarantees with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the 3M Guarantee or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)           Without the consent of each affected Holder, no amendment, supplement or waiver under this Section 9.02 may, with respect to any Notes held by a non-consenting Holder:

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the stated rate of interest or extend the stated time for payment of interest on any such Note;

(3)           reduce the principal of or extend the Stated Maturity of any such Note;

(4)           waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)           reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed as described in Section 3.07 (excluding for greater certainty any notice periods with respect to Notes that are otherwise redeemable);

(6)           reduce the premium payable upon the repurchase of any such Note or change the time at which any such Note may be repurchased as described in Section 4.15 (subject to Section 4.15(h)) or Section 4.16 (subject to Section 4.16(h));

(7)           make any such Note payable in a currency other than that stated in such Note;

(8)           impair the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the due dates therefor; or

(9)           except as contemplated by this Indenture, (a) release the 3M Guarantee prior to the satisfaction of the 3M Guarantee Release Condition or (b) release all or substantially all of the Guarantors from their Note Guarantees.

(c)           For the avoidance of doubt, no amendment, waiver, modification or deletion of the provisions set forth in Article 4 and Article 5 shall be deemed to impair or affect any rights of Holders to institute suit for the enforcement of any payment on or with respect to, or to receive payment of principal of, or premium, if any, or interest on, the Notes.

(d)           It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.

(e)           A consent to any amendment, supplement or waiver of this Indenture, the Notes, the 3M Guarantee or the Note Guarantees by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(f)            After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall give to the Holders a notice briefly describing such amendment, supplement or waiver. However, any failure of the Company to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03         Effect of Consents.

(a)           Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b)           The Issuer may, but shall not be obligated to, fix a record date pursuant to Section 1.05 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.04         Notation on or Exchange of Notes.

(a)           The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer may, in exchange for all Notes, issue new Notes that reflect the amendment, supplement or waiver and the Trustee shall, upon receipt of an Authentication Order, authenticate such new Notes.

(b)           Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05         Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture or waiver authorized pursuant to this Article 9 and make any further appropriate agreements and stipulations that may be therein contained, unless the foregoing directly affects the rights, duties, liabilities or immunities of the Trustee under this Indenture, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture, waiver or other agreement. In executing any amended or supplemental indenture, waiver or other agreement, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture, waiver or other agreement is the legal, valid and binding obligation of the Issuer and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions and qualifications, and complies with the provisions hereof.

ARTICLE 10

GUARANTEES

Section 10.01     Guarantee.

(a)           On the Issue Date, 3M will execute and deliver to the Trustee the 3M Guarantee Agreement, pursuant to which the Notes will initially be guaranteed on an unsecured, unsubordinated basis by 3M. Pursuant to the 3M Guarantee as set forth in the 3M Guarantee Agreement, 3M will unconditionally guarantee on an unsecured, unsubordinated basis, the full and punctual payment when due, whether at stated maturity, by acceleration, redemption or otherwise, of the principal of, premium, if any, on and interest on (including interest on any overdue principal and interest) the Notes if lawful, and all other Obligations of the Issuer under this Indenture and the Notes. Pursuant to the 3M Guarantee Agreement, the 3M Guarantee will be automatically, irrevocably and unconditionally terminated and be discharged and of no further force or effect, and 3M shall automatically, irrevocably and unconditionally be released from all of its obligations thereunder, without any action on the part of the Trustee, any Holder or any other person, (i) upon the earliest to occur of (A) the consummation of the Distribution and (B) the consummation of a Legal Defeasance or Covenant Defeasance relating to the Notes as set forth in Article 8 or the discharge of this Indenture with respect to the Notes as set forth in Article 11 or (ii) otherwise in accordance with the provisions of this Indenture (the “3M Guarantee Release Condition”; the date upon which the 3M Guarantee is terminated and released in accordance with its terms, the “3M Guarantee Release Date”).

(b)           On the Closing Date, the Company and each Domestic Subsidiary of the Company that guarantees the obligations under the Senior Secured Credit Facilities will execute and deliver to the Trustee a supplemental indenture substantially in the form attached hereto as Exhibit C (the “Closing Date Supplemental Indenture”).

(c)           Subject to this Article 10, from and after the Closing Date, by its execution of a supplemental indenture pursuant to which it agrees to become a Guarantor hereunder, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (1) the principal, premium, if any, and interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (collectively, the “Guaranteed Obligations”). Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(d)           Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(e)           Each of the Guarantors also agrees, jointly and severally, to pay the Trustee’s ordinary and extraordinary fees and expenses and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(f)            If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(g)           Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (2) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(h)           Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(i)            In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j)            Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02     Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

Section 10.03     Execution and Delivery.

(a)           To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b)           Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)           If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantees shall be valid nevertheless.

(d)           The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04     Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05     Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06     Release of Note Guarantees.

(a)           A Note Guarantee by a Guarantor will be automatically and unconditionally released and discharged and be of no further force and effect upon:

(1)           in the case of a Subsidiary Guarantor, any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor or the sale, assignment, transfer, conveyance, exchange or other disposition of all or substantially all of the assets of the Subsidiary Guarantor, upon which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, if such sale, assignment, transfer, conveyance, exchange or other disposition is not prohibited by this Indenture;

(2)           in the case of a Subsidiary Guarantor, the release or discharge of such Subsidiary Guarantor from its liability as borrower under, or Guarantee of Indebtedness of the Issuer under, the Senior Secured Credit Facilities (including, by reason of the termination of the Senior Secured Credit Facilities) and its Guarantee of all other Indebtedness that resulted or would result in the obligation of such Subsidiary Guarantor to Guarantee the Notes, if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to this Indenture, except a release or discharge by or as a result of payment under such Guarantee under the Senior Secured Credit Facilities or such other Indebtedness (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee of Indebtedness of the Issuer or a Guarantor under the Senior Secured Credit Facilities or such other Indebtedness is reinstated, such Note Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Note Guarantee pursuant to Section 4.11); provided that if such Guarantor has Incurred any Indebtedness in reliance on its status as a Guarantor under Section 4.09, such Guarantor’s obligations under such Indebtedness, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Non-Guarantor Restricted Subsidiary under Section 4.09;

(3)           in the case of a Subsidiary Guarantor, to the extent that such Subsidiary has provided a Note Guarantee in the Company’s discretion in accordance with Section 4.11(b) upon the Company’s delivering written notice to the Trustee of its election to release such Guarantor from its Note Guarantee; provided (i) that if such Guarantor has Incurred any Indebtedness in reliance on its status as a Guarantor under Section 4.09, such Guarantor’s obligations under such Indebtedness, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Non-Guarantor Restricted Subsidiary under Section 4.09 and (ii) such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to this Indenture;

(4)           in the case of a Subsidiary Guarantor, the proper designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or the occurrence of any event not prohibited by this Indenture after which such Subsidiary Guarantor is no longer a Restricted Subsidiary;

(5)           in the case of a Subsidiary Guarantor, the merger, amalgamation or consolidation of such Subsidiary Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Guarantor, in each case, if not prohibited by the applicable provisions of this Indenture;

(6)           in the case of a Subsidiary Guarantor, to the extent that such Subsidiary Guarantor has become an Excluded Subsidiary as a result of a transaction or designation in compliance with the applicable provisions of this Indenture;

(7)           the Issuer’s exercise of its Legal Defeasance option or Covenant Defeasance option as set forth in Article 8 or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture as set forth in Article 11;

(8)           payment in full of the principal amount of Notes outstanding at such time, plus accrued and unpaid interest, if any, and all other Obligations under this Indenture and the Note Guarantees that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid, whether by redemption or otherwise in accordance with this Indenture;

(9)           in the case of a Subsidiary Guarantor, upon the occurrence of a Suspension Event; provided that, such Note Guarantee shall be reinstated (or substantially similar Note Guarantees provided) upon the occurrence of the Reinstatement Date; or

(10)         as set forth in Article 9.

(b)           At the request of the Issuer, and upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel that such release of a Note Guarantee complies with this Indenture, the Trustee shall execute and deliver an appropriate instrument evidencing such release of a Note Guarantee. Any such releases to be effected by the Trustee may be effected thereby without the consent of the Holders (other than as set forth in paragraph (10) above to the extent consent is required) and will not require any other action or consent on the part of the Trustee.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01     Satisfaction and Discharge.

(a)           This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when either:

(1)           all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

 (2)           (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer, 3M or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient (to the extent Government Securities are deposited, as confirmed, certified or attested by an Independent Financial Advisor in writing to the Trustee), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(B)          no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Secured Credit Facilities or any other material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than a default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(C)          the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(D)          the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b)           In addition, the Issuer shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c)           Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Sections 7.07, 8.06 and 11.02 shall survive.

Section 11.02     Application of Trust Money.

(a)           Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Restricted Subsidiary acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b)           If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 12

MISCELLANEOUS

Section 12.01     Concerning the Trust Indenture Act.

This Indenture is not required to be, nor will it be, qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and does not include or incorporate by reference any provisions of, or be subject to the terms of, the Trust Indenture Act.

Section 12.02     Notices.

(a)           Any notice or communication to the Issuer, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by electronic transmission, to its address:

If to the Issuer (prior to the Closing Date):

Garden SpinCo Corporation

c/o 3M Office of General Counsel

3M Center, Building 220-9E-02

St. Paul, MN 55144-1000

Attention: Michael Dai, Vice President, Associate General Counsel & Secretary

Email: dealnotices@mmm.com

if to the Issuer (from and after the Closing) or any Guarantor:

Garden SpinCo Corporation

c/o Neogen Corporation
620 Lesher Place
Lansing, Michigan 48912
Attention: Amy Rocklin, Vice President and General Counsel

Email: ARocklin@neogen.com

if to the Trustee, Paying Agent or Registrar, at its Corporate Trust Office, which Corporate Trust Office for purposes of this Indenture is at the date hereof located at:

U.S. Bank Trust Company, National Association

333 Commerce Street, Suite 800

Nashville, Tennessee 37201

Attention: Global Corporate Trust – Garden SpinCo Corporation

Email: wally.jones@usbank.com

The Issuer, any Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b)           All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

(c)           Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept (including, if applicable, the Applicable Procedures). Failure to mail or otherwise deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d)           Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e)           Notwithstanding anything to the contrary, where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(f)            The Trustee shall have the right to accept and act upon directions given pursuant to this Indenture or any other document reasonably relating to the Notes and delivered using Electronic Means; provided, however, that the Issuer or other party providing that notice shall provide to the Trustee an incumbency certificate listing Officers or authorized representatives, as applicable, with the authority to provide such directions and containing specimen signatures of such Officers or authorized representatives, which incumbency certificate shall be amended whenever a person is to be added or deleted from the listing. The Issuer and any other party providing such notice via Electronic Means understands and agrees that the Trustee cannot determine the identity of the actual sender of such directions and that the Trustee shall conclusively presume that they have been sent by an authorized Officer or authorized representative. The Issuer and any other party providing notice via Electronic Means shall be responsible for ensuring that only authorized Officers or representatives, as applicable, transmit such directions to the Trustee and that all authorized Officers or representatives treat applicable user and authorization codes, passwords and/or authentication keys with extreme care. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such directions notwithstanding such directions conflict or are inconsistent with a subsequent written direction. The Issuer and any other party providing notice via Electronic Means agrees: (i) to assume all risks arising out of the use of Electronic Means to submit directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized directions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting directions to the Trustee and that there may be more secure methods of transmitting directions than the method(s) selected by it; (iii) that the security procedures (if any) to be followed in connection with its transmission of directions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic notice.

(g)           If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h)           If the Issuer or the Company delivers a notice or communication to Holders, it shall deliver a copy to the Trustee and each Agent at the same time.

Section 12.03     [Reserved].

Section 12.04     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)           an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that no Opinion of Counsel pursuant to this Section 12.04 shall be required (a) in connection with the authentication of Notes on the Issue Date or (b) in connection with the execution and delivery of the Closing Date Supplemental Indenture.

Section 12.05     Statements Required in Certificate or Opinion.

Each Officer’s Certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.07) shall include:

(1)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(4)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 12.06     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07     No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer, 3M or any Guarantor, as such, shall have any liability for any obligations of the Issuer, 3M or any Guarantor under the Notes, the 3M Guarantee, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08     Governing Law; Submission to Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Any legal suit, action or proceeding arising out of or based upon this Indenture or the Transactions contemplated hereby may be instituted in the federal courts of the United States OF AMERICA located in the City of New York or the courts of the State of New York in each case located in the City of New York, and each of the parties hereto (AND EACH HOLDER (BY THEIR ACCEPTANCE OF THE NOTES)) hereby irrevocably submits to the nonexclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 12.09     Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10     Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, pandemics, quarantine restrictions, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility or hacking or cyber-attacks, or other infiltration of the Trustee’s technological infrastructure exceeding authorized access, or other causes reasonably beyond its control; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.11     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12     Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.13     Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14     Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered, including as described in Section 12.16, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 12.15     Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16     Facsimile and PDF Delivery of Signature Pages.

The exchange of copies of this Indenture, the Notes and of signature pages by facsimile, portable document format (“PDF”), or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes and shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by such means. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture shall be deemed to include electronic signatures provided by the electronic signing service DocuSign initiated by the Trustee (or such other digital signature provider as specified in writing to Trustee by the authorized representative as shall be acceptable to the Trustee), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by Electronic Means.

Section 12.17     U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.18     Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

[Signature pages follow]

Garden SpinCo Corporation

By:	/s/ Rodolfo Espinosa
Name:Rodolfo Espinosa
Title: Treasurer

[Signature page to Indenture for 8.625% Senior Notes due 2030]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

[Signature page to Indenture for 8.625% Senior Notes due 2030]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND
ADDITIONAL NOTES

Section 1.1          Definitions.

(a)           Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear systems Clearance System or any successor securities clearing agency.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b)           Other Definitions.

Term:	Defined in Section:

“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)

Term:	Defined in Section:

“Global Notes Legend”	2.2(e)
“IAI Global Note”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.3(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1           Form and Dating

(a)           The Initial Notes issued on the date hereof shall be (i) offered and sold to the initial purchasers thereof and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b)           Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered RIAI-1 upward (collectively, the “IAI Global Note”) shall also be issued at the request of the Issuer, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution. The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.2(c) of this Appendix A. The Issuer has entered into a letter of representations with the Depositary in the form provided by the Depositary and the Trustee and each Agent are hereby authorized to act in accordance with such letter and Applicable Procedures.

(c)           Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.02 of this Indenture and pursuant to an order of the Issuer signed by one Officer of the Issuer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)           Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2           Transfer and Exchange.

(a)           Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i)            to register the transfer of such Definitive Notes; or

(ii)           to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(A)         shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(B)          in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b)           Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i)            a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto;

(ii)           written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase; and

(iii)          upon request by the Trustee, all information that is in the possession of the applicable party and that is necessary to allow the Trustee to comply with any tax reporting obligations applicable to the Trustee under applicable tax law in respect of such exchange, including without limitation any cost basis reporting obligations under Section 6045 of the Code (and the Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information), the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

(c)           Transfer and Exchange of Global Notes.

(i)            The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii)           If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)          Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d)           Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i)            Transfers by an owner of a beneficial interest in a Rule 144A Global Note or an IAI Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto. In addition, in the case of a transfer of a beneficial interest in either a Regulation S Global Note or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii)           During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the United States of America. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(iii)          Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv)          Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note or an IAI Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Rule 144A Global Note to an Unrestricted Global Note and/or upon delivery of such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(v)           If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e)           Legends.

(i)            Except as permitted by Section 2.2(d), this Section 2.2(e) and Section 2.2(i) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF $250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(ii)           Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(iii)          After a transfer of any Initial Notes or Additional Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Additional Notes, as the case may be, all requirements pertaining to the Restricted Notes Legend on such Initial Notes or Additional Notes shall cease to apply and the requirements that any such Initial Notes or Additional Notes be issued in global form shall continue to apply.

(iv)          Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f)            Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, or redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, or redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

(g)           Obligations with Respect to Transfers and Exchanges of Notes.

(i)            To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)           No service charge shall be made for any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.15, 4.16 and 9.04 of this Indenture).

(iii)          Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)          All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(v)           In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the resale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

(h)           No Obligation of the Trustee.

(i)            The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase), obtaining any consent or other action to be taken by Noteholders, the selection by the Depositary or any Depositary participant of any Person to receive payment in the event of partial redemption of the Notes, any consent given or other action taken by the Depositary as Noteholder or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.3           Definitive Notes.

(a)           A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 of this Appendix A may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer becomes aware of such cessation, (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depository or (iii) the Issuer, in its sole discretion and subject to the procedures of the Depository, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Issuer or Trustee.

(b)           Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c)           The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)           In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

[If Rule 144A Global Note – CUSIP: 365417 AA2; ISIN: US365417AA28]

[If Regulation S Global Note – CUSIP: U3377H AA6; ISIN: USU3377HAA69]

GLOBAL NOTE

8.625% Senior Notes due 2030

No. [RA-1] [RS-1]	$[________]

GARDEN SPINCO CORPORATION

promises to pay to CEDE & CO. or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of $_______ (_______ Dollars)] on July 20, 2030.

Interest Payment Dates: January 20 and July 20

Record Dates: January 5 and July 5

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

Garden SpinCo Corporation

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. Bank Trust Company, National Association, as Trustee

By:
Authorized Signatory

Dated:

[Reverse Side of Initial Note]

8.625% Senior Notes due 2030

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             INTEREST. Garden SpinCo Corporation, a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 8.625% per annum until but excluding maturity. The Issuer shall pay interest semi-annually in arrears on January 20 and July 20 of each year (each, an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be [                   ]. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.             METHOD OF PAYMENT. The Issuer shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on the January 5 or July 5 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest and premium, if any, may be made by wire transfer or check mailed to the Holders at their respective addresses set forth in the Note Register. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4.             INDENTURE. The Issuer issued the Notes under a Senior Notes Indenture, dated as of July 20, 2022 (the “Indenture”), among the Issuer, the Guarantors party thereto from time to time and the Trustee. This Note is one of a duly authorized issue of Notes of the Issuer designated as its 8.625% Senior Notes due 2030. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.14 and 4.09 of the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.             REDEMPTION AND REPURCHASE.

(a)           Special Mandatory Redemption

If (a) the Merger is not consummated on or prior to 11:59 p.m. (New York) on March 13, 2023; provided that if the Merger Agreement has been amended in accordance with its terms, then the date in this clause (a) shall be the “Outside Date” (as defined in the Merger Agreement as so amended), or (b) the Issuer and the Company notify the Trustee in writing that (i) the Merger Agreement has been terminated in accordance with its terms or (ii) the Merger will otherwise not be pursued (the earliest date of any such event described in the foregoing clauses (a) or (b) being the “Special Termination Date”), the Issuer will be required to redeem all of the Notes (the “Special Mandatory Redemption”) at a redemption price (the “Special Mandatory Redemption Price”) equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined below), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Notice of a Special Mandatory Redemption will be delivered electronically or, at the Issuer’s option, mailed by first-class mail by the Issuer no later than two Business Days following the applicable Special Termination Date, to the Trustee and the Holders, and will provide that the Notes shall be redeemed at the Special Mandatory Redemption Price on the third Business Day after such notice is given by the Issuer (such date, the “Special Mandatory Redemption Date”) in accordance with the terms of the Indenture or otherwise in accordance with the applicable procedures of DTC.

If funds sufficient to pay the applicable Special Mandatory Redemption Price in respect of the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee on or before such Special Mandatory Redemption Date, then the Notes to be redeemed will cease to bear interest on and after the Special Mandatory Redemption Date. For the avoidance of doubt, the Issuer will not be required to effect any Special Mandatory Redemption following the time of the consummation of the Merger, and the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

(b)           Optional Redemption

The Notes may be subject to redemption at the option of the Issuer, as further described in the Indenture.

(c)           The Notes may be the subject of an Offer to Purchase, as further described in the Indenture.

(d)           Except as set forth in paragraph 5(a), the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.             DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer or Asset Disposition Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part.

7.             PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as its owner for all purposes.

8.             AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Notes, the 3M Guarantee and the Note Guarantees may be amended or supplemented as provided in the Indenture.

9.             DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10            AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11.           GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.           CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Garden SpinCo Corporation

c/o Neogen Corporation
620 Lesher Place
Lansing, Michigan 48912
Attention: Amy Rocklin, Vice President and General Counsel

Email: ARocklin@neogen.com

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

 (Insert assignee’s soc. sec. or tax I.D. no.)

 (Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: __________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $_________ principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in either definitive or global registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company or subsidiary thereof; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)	☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States of America within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to Rule 144 under the Securities Act; or

(8)	☐	pursuant to another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (6), (7) or (8) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Date:
Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	NOTICE:	To be executed by an executive officer
Name:
Title:

Signature Guarantee*: __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A
REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE,
PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE1

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐	the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Dated:
Your Signature

[1]	Include only for Regulation S Global Notes.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box below:

[ ] Section 4.15       [ ] Section 4.16

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$_______________	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*: __________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Custodian

*This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF
TRANSFEREE LETTER OF REPRESENTATION

Garden SpinCo Corporation

c/o Neogen Corporation
620 Lesher Place
Lansing, Michigan 48912
Attention: Amy Rocklin, Vice President and General Counsel

Email: ARocklin@neogen.com

U.S. Bank Trust Company, National Association

333 Commerce Street, Suite 800

Nashville, Tennessee 37201

Attention: Global Corporate Trust – Garden SpinCo Corporation

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[_______] principal amount of the 8.625% Senior Notes due 2030 (the “Notes”) of Garden SpinCo Corporation (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:________________________

Address:______________________

Taxpayer ID Number:____________

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

B-1

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is six months after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Notes were issued) on the Notes and any applicable securities laws of any state of the United States of America. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to another such institutional “accredited investor” above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE:	,

by:

B-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________] [__], 20[__], among __________________ (the “Guaranteeing Entity”), Garden SpinCo Corporation, Inc., a Delaware corporation (the “Issuer”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S E T H

WHEREAS, [each of] the Issuer [and the Guarantors (as defined in this Indenture referred to below)] has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 20, 2022, providing for the issuance of an unlimited aggregate principal amount of 8.625% Senior Notes due 2030 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Entity shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, the Issuer has provided to the Trustee such documents as are required to be provided to it under Article 9 of the Indenture, and pursuant to Section 9.01 of the Indenture, the Trustee and the Guaranteeing Entity are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Guarantor. The Guaranteeing Entity hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3.             Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.             Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTEEING ENTITY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.             Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, portable document format (“PDF”), or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes and shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by such means.

6.             Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7.             The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Note Guarantee of the Guaranteeing Entity or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guaranteeing Entity.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Garden SpinCo Corporation

By:
Name:
Title:

[NAME OF GUARANTEEING ENTITY]

By:
Name:
Title:

U.S. Bank Trust Company, National Association, as Trustee

By:
Name:
Title:

EXHIBIT D

FORM OF 3M GUARANTEE AGREEMENT

[Attached.]

D-1